UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2010
Date of Report (Date of earliest event reported)

Cascade Technologies Corp.
(Exact name of Registrant as specified in its charter)

Wyoming	0-52141	98-0440633
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

8591 Skyline Drive, Los Angeles, California 90046
(Address of principal executive offices)
(Zip Code)

(323) 822-0803
Registrant’s telephone number, including area code

1530 9th Ave SE, Calgary, Alberta T2G 0T7
 (Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This Current Report on Form 8-K (this “Report”), the other reports, statements, and information that we have previously filed or that we may subsequently file with the Securities and Exchange Commission (the “SEC”), and public announcements that we have previously made or may subsequently make include, may include or may incorporate by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the benefits of that act. Unless the context is otherwise, the forward-looking statements included or incorporated by reference in this Report and those reports, statements, information and announcements address activities, events or developments that Cascade Technologies Corp, a Wyoming corporation (together with its subsidiaries hereinafter referred to as “we,” “us,” “our,” or “our Company” unless context otherwise requires) expects or anticipates, will or may occur in the future. Any statements in this Report about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Report. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed elsewhere in this Report.

The risk factors referred to in this Report could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face. New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this Report are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

Item 1.01 – Entry into Material Definitive Agreement
Item 2.01 – Completion of Acquisition or Disposition of Assets
Item 5.01 – Changes in Control of Registrant

Summary of Principal Terms of the Merger Agreement

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into by and between Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”), Cascade Technologies Corp., a Wyoming corporation (“Cascade”), and SMI Merger Sub, a Nevada corporation and a wholly-owned subsidiary of Cascade (“Merger Sub”), dated as of March 8, 2010, Merger Sub merged into SMI effective on or about March 16, 2010, with SMI being the surviving entity (the “Merger”). As a result of the Merger, SMI became a wholly-owned subsidiary of Cascade. Upon the closing of the Merger, each of the shares of common stock of SMI (the “SMI Shares”) issued and outstanding were converted automatically into the right to receive a number of shares of Cascade common stock, no par value (the “Common Stock”), equal to 31,744.274 shares of Common Stock for each outstanding SMI Share, or up to an aggregate of 31,744,274 shares of Common Stock, subject to the rights of the former members of SMI to exercise and perfect their dissenters’ rights under applicable provisions of Nevada law to accept cash in lieu of shares of Common Stock. The securities were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

Prior to the closing of the transactions contemplated by the Merger Agreement, there were 163,950,000 shares of Common Stock issued and outstanding. In connection with the closing of the Merger:

•	we completed a private placement of $1.15 million in principal amount of convertible notes; and

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we caused to be canceled promptly after the closing of the Merger  an aggregate of 143,340,051 shares of Common Stock held by our pre-closing principal stockholder, who was also an officer and director of Cascade,  for no cash consideration for the purpose of making our capitalization more attractive to future equity investors.

Following the completion of the transactions contemplated by the Merger Agreement, there were 52,354,223 shares of Common Stock issued and outstanding, after giving effect to 31,744,274 shares of Common Stock issued under the Merger Agreement to the former stockholders of SMI and the cancelation of the 143,340,051 shares of Common Stock.

Description of Business

Historical Development

Cascade Technologies Corp. (formerly known as Arkon Technologies, Inc.) was incorporated in the State of Wyoming on January 16, 2004.

Subsequent to incorporation, our core business had been in the purchase and sale of semi-conductors. We pursued this business by the creation of a website displaying 20 products for sale. For the first two years, management expended significant personal time with various suppliers to foster and develop supplier relationships. Those relationships provided various product offerings which resulted in limited sales.

As the sales for us were slower in increasing than expected, our advertising program was slow to develop.  The plan was to advertise in the North American weekly electronics buyer’s publication of Electronic Buyers News (EBN) as well as through major global web sites that are used to source components. Also, additional plans remained to take out advertisements in major electronics magazines in Europe and Asia and exhibit in four major trade shows a year, two in North America, one in Europe and one in Asia.

We had not been as successful as hoped in implementing the original business plan and therefore management had determined to review other business opportunities which would bring value to Cascade.

In early February 2009, we appointed a new director and officer and with this appointment it was determined to pursue business opportunities in the field of renewable energy based power producing assets, in solar, wind and geothermal projects.

In respect to the new operations, on March 17, 2009, we incorporated a wholly owned subsidiary, Cascade Renewable Energy Inc., an Alberta Canada corporation (“Cascade Renewable”).  Cascade Renewable was incorporated to undertake any operations in Canada.   The Company had commenced collaboration with Genalta Power Corp., a Canadian renewable energy company with a view to entering into an agreement that it had anticipated would result in Cascade’s first commercial-scale Renewable Energy power installation to a local electric utility under a 20-year PPA.  We were not able to conclude our anticipated agreement with Genalta Power Corp., and we determined that we would not pursue any opportunities in Canada and we would instead focus on U.S. opportunities for renewable energy. Therefore, on August 10, 2009, under the terms of a debt settlement agreement, a creditor of the Company agreed to accept all of the issued and outstanding shares of Cascade Renewable, in exchange for settlement of a debt amounting to $3,970.93.

On March 23, 2009, we incorporated a wholly owned subsidiary, Cascade Solar Corp., a Nevada corporation (“Cascade Solar”).  Cascade Solar was incorporated to undertake any solar related project operations in the United States.

In early November 2009, we entered into negotiations regarding a potential business acquisition outside of the renewable energy sector. We reviewed the acquisition opportunity and entered into a confidential non-binding memorandum of understanding, with SMI in regard to this business opportunity. Subsequently, on December 11, 2009, we and SMI entered into a binding memorandum of agreement regarding the proposed acquisition. In March 2010 we, including Merger Sub, and SMI entered into the Agreement and Plan of Merger for the Merger.  In connection with the Merger, we disposed of our U.S. subsidiary, Cascade Solar Corp., and entered agreements for the cancelation of certain debt and the assumption of all accountants payable up to March 15, 2010.

On March 12, 2010, the directors and officers of Cascade declared a dividend to shareholders, payable in the form of shares of common stock by way of the issuance of 2.64  additional shares of common stock of Cascade for each one share currently held by shareholders of record as of March 25, 2010.   The effective date for payment of the stock dividend is set at March 31, 2010, subject to review and confirmation by Financial Industry Regulatory Authority, Inc., or FINRA.

Spectral Molecular Imaging, Inc.

Spectral Molecular Imaging, Inc. is a development-stage, medical imaging device company.  Application of SMI’s proprietary spectral-optical-imaging technology—originally developed for satellite reconnaissance—is expected to advance  the diagnoses of cancer and precancerous conditions, in vivo.  We are developing non-invasive devices that use our patented technology for improved clinical diagnostics, primarily in the field of cancer pathology.  These devices utilize high-resolution imaging, identification, and analysis of certain molecular, cellular, and tissue features via spectral-imaging approaches.  We also intend to provide services related our primary products, including software modules and maintenance services.

We are developing optical diagnostic products that operate in conjunction with surgical and/or evaluation procedures in real time.  Our technology is expected to enable early detection and more reliable diagnosis of various diseases, such as Barrett’s esophagus (a condition caused by chronic acid reflux that can lead to esophageal cancer), lung cancer, and melanoma.  The development of this technology is expected to significantly improve long-term patient outcomes while substantially reducing overall costs for the healthcare system.

Our proprietary imaging technology assists in the diagnosis and treatment of various serious diseases by:

•	More reliable and quantitative in vivo/intrasurgical measurement of cellular features

•	Early detection of both malignant and pre-malignant tissue

•	Reduction in the number of invasive biopsy procedures

•	Better monitoring and quantitation of treatments (of these same diseases)

Moreover, our spectral-optical-imaging technology has multiple applications, end-user markets, and potential revenue streams.  We intend to develop three products over the next four to five years:  the MelaSpect™ device, the EndoSpect™ device, and the OxySpect™ device. These devices are intended are targeted to address the early detection of skin cancer, to investigate more accurately tissue status during gastrointestinal and pulmonary endoscopy, and for mapping tissue oxygenation during and after surgical intervention, respectively.   Spectral Molecular Imaging, Inc. was in September 2006 by Daniel L. Farkas, PhD and others.  While working at Carnegie Mellon University directing the Center for Light Microscope Imaging and Biotechnology, a national science and technology center, Dr. Daniel L. Farkas and his colleagues conducted development work and intellectual property protection on acousto-optic tunable filters (“AOTFs”) for high-resolution, hyperspectral optical bioimaging—a technology developed originally for satellite reconnaissance. We came into existence as a company to further develop and commercialize this approach and other optical molecular imaging technologies because of their potential to save lives and improve patient outcomes.

Industry Overview

National trends in healthcare include a growing emphasis on preventive medicine, early diagnosis, reduced invasiveness of procedures, and greater reliance on outpatient procedures—in short, an overall reduction in the cost of providing health care. SMI’s minimally invasive techniques are intended to address such concerns and provide significant patient benefits. SMI’s pipeline of potential products is focused on early detection of increasingly serious health problems that require expensive treatment.  Management believes SMI’s technology and medical devices will be able to address these core trends in healthcare.

The first three uses planned by SMI are intended to permit early detection of skin cancer (MelaSpect™ device), gastro-intestinal and pulmonary endoscopy (EndoSpect™ device), and tissue oxygenation (OxySpect™ device).

Skin Cancer

According to the Skin Cancer Foundation, cancer of the skin is the most common type of cancer in the US with more than one million Americans diagnosed every year.  There are three significant forms of skin cancer: basal cell, accounting for approximately 75% of skin cancer cases; squamous cell, totaling approximately 20% of skin cancer cases; and melanoma, which accounts for an estimated 4% of skin cancer cases, but is responsible for approximately 75% of all deaths from skin cancer. The American Cancer Society projects over 10,000 deaths annually from skin cancer.   In 2004, domestic spending on non-melanoma skin cancer alone topped $1 billion. Moreover, people are increasingly being diagnosed with the most lethal and dangerous form of skin cancer: melanoma.  Melanoma is the fastest growing cancer in the U.S. and worldwide increasing from 1:1500 in 1935 to 1:74 in 2000, and by 2010 worldwide spending on melanoma is expected to reach $6 billion. Survival rates are very strongly dependent on the stage of the diagnosis. Early detection remains the only effective means at this time of fighting melanoma, the most lethal form of skin cancer.  Since 1973, the mortality rate for melanoma has increased by 50%. Since approximately 62% of melanomas and 45% of melanoma deaths occur prior to age 65, melanoma places significant burdens on the healthcare system well beyond Medicare.

At present, dermatologists rely primarily on visual examinations of patients to identify suspicious skin tissues. It is estimated that about two million biopsies are performed annually to detect melanoma, and the vast majority of these (84%-94%) are negative. Moreover, the positive predictive value of melanoma diagnosis by dermatologists’ (visual) screening is less than 20%. Due to the particularly lethal nature of melanoma, its early diagnosis remains of paramount importance for clinicians and their patients. Unfortunately, melanomas can mimic benign lesions that are overwhelmingly more common in the population than are melanomas, and misdiagnosis or delay in the diagnosis of melanoma can occur. Additionally, misdiagnosis of melanoma is one of the most common causes for malpractice litigation brought against medical practitioners (13% of all claims from 1995-2001), and awards tend to be sizeable.

Melanoma, if left untreated, can be fatal. If diagnosed and removed early in its evolution, when confined to the outermost skin layer and deemed to be “in situ,” it is virtually 100% curable. Invasive melanomas that are thin and extend into the uppermost regions of the second skin layer still have excellent cure rates (greater than 90%). However, once the cancer advances into the deeper layers of skin, the risk of metastasis (spreading to other parts of the body) increases. Metastases can occur when the tumor enters into lymphatic channels and newly formed blood vessels, potentially resulting in significant morbidity (illness) and mortality (death). Once the cancer has advanced and metastasized to other parts of the body, it is difficult to treat. At this advanced stage, the five year survival rate is reported to be only 10%. Moreover, survival prospects for those with advanced melanoma have not improved over the past three decades.

Melanoma is currently the subject of significant attention in the medical community. In part, this attention is due to the fact that it is the fastest growing cancer. It is also the most common cancer in young adults ages 20-30, and currently there are more new cases of melanoma than HIV/AIDS. In women ages 25-30, melanoma is the primary cause of cancer death. In women ages 30-35, melanoma is the second leading cause of death after breast cancer. There has been a 50% increase in the incidents of Melanoma in women between the ages of 15 and 39, over the last twenty-five years. Recently published papers identify a strong correlation between breast cancer and melanoma.

Gastro-Intestinal (GI) and Pulmonary Endoscopy

Published reports estimate that the total current annual U.S. market for endoscopic-imaging-diagnostic products is approximately $4.3 billion per year for GI and lung applications alone. The EndoSpect™ device will initially focus on detection of Barrett’s Esophagus (BE) during upper GI endoscopy procedures. BE is a widespread condition with cases in the United States estimated at 2 million annually. BE consists of an abnormal change in the cells of the lower esophagus, primarily due to acid reflux disease. The condition is considered premalignant and associated with a high risk for esophageal cancer, which has a very poor prognosis.

Our Products

We intend to develop three products over the next four to five years:  the MelaSpect™ device, the EndoSpect™ device, and the OxySpect™ device.

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The MelaSpect™ device addresses the massive need for early, reliable, non-invasive diagnosis of and screening for skin cancer by advanced spectral imaging.  We plan to bring the MelaSpect™ device to commercial viability first.

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The EndoSpect™ device is a spectral/hyperspectral imaging endoscope that provides a more accurate way of investigating tissue status during gastro-intestinal and pulmonary endoscopy and minimally invasive surgery.  This product provides for the early detection and diagnosis of cancer and pre-cancerous conditions.

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The OxySpect™ device is a product for mapping tissue oxygenation by spectral imaging in a broad range of organs, body locations, and during procedures to assist in assessing tissue health during and after surgical intervention.

Skin Cancer – MelaSpect™

The successful commercialization of the MelaSpect™ device would materially decrease unnecessary biopsies, increase sensitivity and specificity of detection, and find problem areas (early melanoma) reliably and much earlier than current methods. SMI’s aim is to establish the MelaSpect™ device as a valuable screening tool. Given the relative simplicity and portability of the planned MelaSpect™ device compared to existing detection methods, the Company believes that this non-invasive diagnostic approach will gain acceptance in dermatologists’ offices, hospitals, and physicians’ private practices. Nonetheless, the American Academy of Dermatology has 16,000 physician members alone. The MelaSpect™ device also is intended to be useable by general physicians, including plastic surgeons, and the device may also have purely cosmetic applications as well. The potential for multiple end users enhances the device’s potential to secure a large market.

Gastro-Intestinal (GI) and Pulmonary Endoscopy – EndoSpect™

While competing with other diagnostic approaches in endoscopy, the EndoSpect™ device is designed as an add-on to existing advanced endoscopy devices to increase the ability to detect cancer earlier in exploratory endoscopy and minimally invasive surgery. Adoption of the product will be eased because the EndoSpect™ device is intended to be compatible with a large percentage of existing endoscopes (as an add-on endoscope working in concert with the main one). SMI will market the EndoSpect™ device to hospitals and research-focused universities.

Tissue Oxygenation – OxySpect™

Major application areas for the OxySpect™ device include trauma, neurosciences, surgery, and perinatal care. The OxySpect™ device will most effectively be used in settings that currently rely on established methods such as pulse oxymetry, microelectrodes, and magnetic resonance for blood oxygenation quantitation. There is increasing evidence that tumor oxygenation is clinically important in predicting tumor response to radiation, tumor response to chemotherapy, and overall prognosis. Like the EndoSpect™ device, the OxySpect™ device will be targeted to hospitals and research-focused universities.

Our Business Strategy

Over the next four to five years, we intend to complete development of our proprietary imaging technology with three diagnostic devices. These products include the MelaSpect™ device, the EndoSpect™ device, and the OxySpect™ device.  However, we plan to develop the MelaSpect™ device first, over the next two and a half years. Moreover, each of these devices is intended to harness our  acousto-optic-tunable filter (“AOTF”) platform, as well as generate revenue from unit sales, recurring items, and tangential services, including software and device maintenance.

Skin Cancer

Our objective is for MelaSpect™ to become an integral part of the standard of care in melanoma detection. To achieve this objective, we are pursuing the following strategy:

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Establish MelaSpect™ as the leading technology for assisting in the detection of melanoma. We have invested considerable capital and expertise into developing our core technology platform, which is protected by three US patents. We will continue to refine and optimize this technology in order to position MelaSpect™ as the leading system for assisting in the detection of melanoma.

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Complete Development of the MelaSpect™.  Our development process for the MelaSpect™ device begins with building on the existing first-generation device (already used experimentally in 12 patients in a UPMC-CMU collaboration) by incorporating our recently lab-tested improvements in speed and portability. We estimate that this new prototype will require approximately nine months to complete.    The second phase comprises preclinical testing of the beta version in highly recognized dermatology practices. This phase will necessitate approximately six months to complete.

  Finally, full clinical testing will require at least nine months and multiple sites. This timeline yields a device ready for IDE submission (towards a PMA) to the FDA requesting accelerated approval, which takes 180 days.

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FDA approval of MelaSpect™.  Because no useful animal model of melanoma exists and since the MelaSpect™ device is non-invasive, we intend to seek FDA approval to proceed directly to small, experimental clinical studies (under IDE).  Moreover, the MelaSpect™ device is non-invasive and has no possible toxicity, and the FDA may not require the extensive clinical safety studies generally needed to submit a PMA. The recent submission of a PMA for a conceptually similar melanoma detection device (by Electro-Optical Sciences, Inc.) may further accelerate the FDA approval process.  While the presence of similar filings and accelerated review of such filings could facilitate expedited filing and review of the MelaSpect™ at the FDA, we can give no assurances that this will be the case.

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Commercialize MelaSpect™ using multiple sales and marketing strategies.  Our internal sales and marketing effort will commence following PMA approval and it will focus initially on “high volume and key opinion leader” dermatologists, including skin cancer specialists, in key regions of the U.S.  To enter the larger U.S. markets of general dermatologists and primary care physicians, and for international markets, we may establish partnerships with pharmaceutical and/or diagnostic/device companies with an established presence in these markets. We intend to commence sales of MelaSpect™ in the U.S. immediately upon receiving PMA approval for physicians to offer MelaSpect™ to their patients on a self-pay basis. Once sufficient evidence to support favorable coding and coverage decisions and to obtain appropriate payment levels, we may pursue national coverage decisions from the Centers for Medicare and Medicaid Services (“CMS”) and private payers for third-party reimbursement.

Additionally, our strategy may include the potential acquisition of complementary products and technologies in the dermatological arena.

Gastro-Intestinal (GI) and Pulmonary Endoscopy

We plan to commence a similar timeline and development plan for each of the EndoSpect™ and OxySpect™ devices.  As noted above, each of these devices is intended to harness our core acousto-optic-tunable filter (“AOTF”) platform, so we anticipate that certain aspects of the development and regulatory approval process will be accelerated in the later devices.

Sales and Marketing

SMI expects robust gross profit margins on unit sales of the MelaSpect™ device, the EndoSpect™ device, and the OxySpect™ device given our intellectual property, patent protections, and the gross margins of comparable diagnostic-image device makers.  We also intend to generate income from tele-medicine (dermatology), device maintenance, optional feature modules, and remote terminals.

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Tele-medicine (dermatology):  For a fee, selected records will be transferred from the patient to a third-party dermatologist for an opinion. This will enable dermatologists to obtain a second opinion or general practitioners to obtain a primary opinion.

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Device Maintenance:  We estimate contracts equaling approximately 10% of the purchase price (including any optional software).  Each device is intended to periodically report system usage patterns for maintenance planning purposes via the Internet.

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Optional feature modules:  Additional optional software modules will be made available that add specialized measurement tools as well as productivity and workflow features that are not included in the base software that comes with each product.

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Remote Terminals:  For high-volume practices, research facilities, or third-party dermatologists who need more than one terminal or do not need the actual spectral-scanning hardware, just the software GUI system can be sold as a stand-alone unit.

We may pursue Current Procedural Terminology (“CPT”) code and private insurance coverage, as appropriate, following initial commercialization efforts, which will be undertaken on a self-pay basis. We are aware of no CPT code that is specifically applicable to the use of MelaSpect™.  We intend to engage the services of expert consultants with extensive experience in the CPT and coverage and payment decision processes to assist us in our strategy.

The following is a description of the process that may be undertaken in pursuit of favorable coding and coverage decisions and appropriate payment levels by third-party payers:

In advance of obtaining a CPT code, we intend to extend our efforts to secure coverage by private payers and Medicare administrative contractors.  Securing coverage first through private payers and Medicare administrative contractors is a common strategy for facilitating national Medicare coverage.  Our efforts to secure reimbursement for services using MelaSpect™ will focus first on private payers and Medicare administrative contractors, particularly in sunbelt locations and in areas that have been shown to be underserved by dermatologists.

In the U.S., healthcare providers that utilize medical systems such as MelaSpect™, generally rely on third-party payers, including Medicare, Medicaid, private health insurance carriers, and managed care organizations, to reimburse part, but not necessarily all, of the costs and fees associated with the procedures performed using these devices.  Public and professional concern about the cost of medical care and new technologies has evoked a variety of remedies.  Third-party payers are increasingly challenging the pricing of medical products and procedures. Guidelines have been established that recognize the need for clinical strategies to assess the cost-effectiveness of new diagnostic tools or procedures (Evidence-Based Medicine), in the hope of reducing the variations in diagnostic and treatment protocols and reducing healthcare expenditures.

Insurers are also attempting to curb overutilization by applying a rational analysis of the costs versus benefits of new technologies.

It is critical to build a sufficient body of clinical evidence to support favorable coding and coverage decisions and to secure appropriate levels of payment from third-party payers. The importance of Evidence-Based Medicine is underscored by recent actions by CMS, including its proposed Covered with Evidence Development initiative designed to provide quicker access to new technologies for beneficiaries while assuring that appropriate evidence for final coverage decisions will be obtained.

Assuming FDA approval of MelaSpect™, we are considering submitting an application for a new CPT code to the American Medical Association (“AMA”) CPT Editorial Panel pursuant to the establishment of significant clinical evidence to support favorable coding and coverage decisions. If the CPT Editorial Panel concurs that a new CPT code is needed and appropriate, and we are able to demonstrate that MelaSpect™ is reasonable and necessary for the Medicare population, we anticipate that the new code would be referred to the AMA’s Relative Value Scale Update Committee (“RUC”) to determine the appropriate level of Medicare Part B reimbursement for the procedure, relative to other physician services. This analysis would include a survey of physicians utilizing MelaSpect™ in the commercial setting.  In setting Medicare reimbursement rates, CMS is generally guided, though not bound, by the recommendation of the RUC.

Medicare coverage and payment policies significantly influence the practices and policies of private payers, managed care organizations, and state Medicaid agencies. We expect to commence efforts to obtain positive coverage decisions from private payers, managed care organizations, Medicaid agencies, and state Medicare administrative contractors pursuant to the establishment of significant clinical evidence to support favorable coding and coverage decisions and secure appropriate payment levels. We believe it is likely that the private payers, managed care organizations, and state Medicare administrative contractors will desire to establish pilot programs of MelaSpect™ to determine the impact of the product in their systems, initially.

One of the keys to securing reimbursement is the desire of physicians to use a new technology in order to enhance their diagnostic acumen and improve the standard of care. Likewise, we believe that once patients become aware of the availability of MelaSpect™, they may request that their physicians utilize MelaSpect™. We believe that MelaSpect™ will represent an improvement in the standard of care for the detection of melanoma. As such, we anticipate that its adoption by physicians and reimbursement by payers will be facilitated by medical and scientific evidence published in peer-reviewed journals and presentations at scientific and medical meetings including the American Academy of Dermatology annual and regional meetings. We plan to execute a publication strategy and to provide information for continuing medical education efforts in order to communicate the potential of MelaSpect™ to improve patient care. We also plan to sponsor clinical trials following PMA approval in order to evaluate MelaSpect™ in additional settings. We anticipate that the results of these studies will also be published in peer-reviewed journals and presented at scientific and medical meetings. We anticipate that these studies will help to demonstrate the potential of MelaSpect™ to improve patient care.

We recognize that a favorable reimbursement environment will have a significant impact on MelaSpect™’s adoption and commercial success. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. In addition, third-party payers may deny reimbursement if they determine that the device used in the treatment was not cost-effective or was used for a non-approved indication. We have anticipated this need and we plan to employ an active strategy to obtain medical coverage, identify appropriate coding and establish adequate payment.

Upon FDA approval, we plan to offer MelaSpect™ on a self-pay basis. Based on market research with physicians and patients, we believe that a self-pay model could support significant utilization of MelaSpect™, especially in the dermatologists’ offices.

Manufacturing and Distribution

We intend to manufacture devices until annual U.S. production reaches 30 units.  Thereafter, for sales in the United States, we expect to outsource manufacturing (including testing and certification) to an established manufacturer of medical devices.  We may further outsource the distribution, marketing, support, and maintenance after annual sales reach between 100 and 1000 units.  For all sales outside of the United States, we presently intend to enter into one or more manufacturing, distribution, and/or support agreements.

We may participate in trade advertising, sales support, and trade show presentations from its share of sales revenues.  Depending upon the nature of the manufacturing and distribution deals secured by us, we may require additional financing to pay for manufacturing, marketing, distribution, and/or related activities.

Competition

Skin Cancer

A number of systems for visualization and assessment of pigmented skin lesions are in use or in development. These include clinical (naked eye) examination, whole body mole mapping systems, dermoscopes (also known as “dermatoscopes”), digital dermoscopes, spectrophotometric intercutaneous analysis (analysis of skin structures through measurement of how they absorb light of different wavelengths), confocal microscopy, and spectrophotometric (color) analysis. These systems rely on physician experience and expertise in recognizing patterns that are associated with melanoma and non-melanoma in order to render an interpretation and diagnosis.

The current primary method for detecting melanoma relies on physicians to interpret whether a pigmented skin lesion is suspicious for melanoma (thereby requiring biopsy) based on their ability to recognize patterns using clinical examination. Physicians use the “ABCDE” criteria: Asymmetry, Border irregularity, Color variation, Diameter greater than 6 mm, and Evolving- change in “ABCD”, in their assessment. Whole body mole mapping consists of periodic photography of patients, typically those at high risk for developing melanoma. The pictures are reviewed clinically. This service is provided at some diagnostic imaging centers and dermatology offices. DigitalDerm, Inc. offers a computerized system for acquisition, storage, and review of the pictures.

    Dermoscopy, or epiluminescence microscopy, allows for non-invasive visualization of colors and microstructures of the epidermis, the dermal-epidermal junction, and the papillary dermis not visible to the naked eye. Manufacturers of dermoscopes include (but are not limited to) Welch Allyn, Inc. (U.S.), Heine Optotechnik (Germany), and 3Gen, LLC (U.S.). Digital dermoscopes allow for dermoscopic images to be visualized on a computer screen at larger magnification. In addition, images may be stored and compared to images taken previously. Manufacturers of digital dermoscopes include (but are not limited to) Derma Medical Systems, Inc. (Austria), ZN, High Medical Systems S.P.A., Vision Technologies AG (Germany), Polartechnics, Ltd. (Australia), Biomips Engineering (Italy). and Sci Base AB (Stockholm Sweden).

    Dermoscopy is a tool used by approximately 25% of dermatologists in the U.S. and is associated with a long learning curve. Physicians experienced in the use of dermoscopy have been shown to have an increased diagnostic accuracy of 10 to 20% over clinical examination. Although some digital dermoscopes provide information regarding the probability that a lesion may be melanoma compared to a database of lesions, no system, to our knowledge, is under PMA development for objective interpretation. In addition, Sci Base AB is developing electrical impedance technology for melanoma detection.

An article published in 2005 (Menzies S.W. et al, Arch. Dermatol. 141: 1388-1397) describes the results of a study conducted using the SolarScan system developed by PolarTechnics, Ltd.  The sensitivity and specificity of SolarScan on a training set of 1,644 melanocytic lesions (skin lesions derived from skin cells called melanocytes), including 260 melanomas was 90% and 61%, respectively. In a blinded study of 786 melanoncytic lesions including 122 melanomas, the sensitivity and specificity of SolarScan was 91% and 65%, respectively.  In the study of 78 melanocytic lesions including 13 melanomas, the sensitivity and specificity of SolarScan in this report was 85% and 65%, respectively, compared to the sensitivity and specificity of skin cancer experts (90% and 59%, respectively) and dermatologists (81% and 60%, respectively). SolarScan did not perform well on non-melanocytic lesions; for example, only 13% of seborrheic keratoses were successfully classified.  We believe that since SolarScan is intended for melanocytic lesions only, its use is limited to expert dermatologists.  Further, we believe that a sensitivity in the range of 90% would not gain market approval.

There are at least two companies currently attempting to develop non-invasive imaging devices to diagnose skin cancer using various spectral methodologies.  Spectrophotometric intercutaneous analysis is a technique of visualizing collagen, blood, and pigment. Astron Clinica (UK) manufactures a device utilizing this technique, but appears to have recently ceased operations. Confocal microscopy is an experimental approach for non-invasive visualization of skin structures at the cellular level; such a device utilizing this technique is in development by Lucid (US). Other imaging modalities, including molecular imaging in which tagged antibodies search for cancer cell antigens, and molecular and genetic screening tests. Molecular-based approaches are being investigated; Dermtech is exploring Messenger RNA analysis of surface cells for example.

Electro-Optical Sciences, Inc. (“EOS”), renamed Mela Sciences in February 2010 (MELA on OTCBB) is a U.S. medical device company focused on the design and development of a non-invasive device to assist in the early diagnosis of melanoma called the MelaFind® device.  The MelaFind® device is a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed utilizing image processing classification algorithms, ‘trained’ on EOS’s proprietary database of melanomas and benign lesions, to provide information to assist in the management of the patient, including information useful in the decision of whether to biopsy the lesion.

A spectrophotometer (an instrument for measuring absorption of light of different wavelengths) is offered by Medical High Technologies S.p.A. (Switzerland).  To our knowledge the product does not perform automatic quality control of images and has an external light source. We believe that the reported sensitivity of 80.4% would not gain substantial market approval. Further, we are not aware of comparative data on physicians’ performance in corresponding data sets. The system does not have PMA approval, nor are we aware of efforts directed to obtain PMA approval of the product.

Several additional approaches to detecting Melanoma have been identified. Balter Medical (Norway) uses ‘Optical Transfer Diagnosis’ to identify Melanomas. The technology measures how much light is absorbed in healthy versus diseased tissue to determine whether cancer is present. Raytheon Corporation, partnered with Arizona

Cancer Center, utilizes satellite-based remote imaging technology in detecting skin changes that could indicate the presence of cancer. Vanderbilt University has introduced technology called ‘Confocal Raman Micro-Spectroscopy’ which uses a reflective laser to produce a molecular fingerprint of the underlying tissue to indicate the presence or absence of disease. All of these technologies are at very early stages of development.

The broad market for precision optical imaging devices used for medical diagnosis is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. If our products are approved for marketing, we will potentially be subject to competition from major optical imaging companies, such as Raytheon Corporation, General Electric Co., Siemens AG, Bayer AG, Olympus Corporation, Carl Zeiss AG Deutschland and others, each of which manufactures and markets precision optical imaging products for the medical market and could decide to develop or acquire a product to compete with MelaSpect™.

Gastro-Intestinal (GI) and Pulmonary Endoscopy

Currently, there are several large companies that manufacture, market, and distribute endoscopes. These endoscopes are used by physicians to examine tissue status and to extract sample cells for staining and diagnosis in a laboratory (histological examination). Other available technologies that will compete with the EndoSpect™ device include esophageal ultrasound, optical-coherence tomography, and fluorescence spectroscopy.  One small medical device company, Xillix Technologies, has developed medical-imaging products that combine image-acquiring cameras and consoles into a device that can be attached to a conventional white-light endoscope.  To date, the “fluorescence-endoscopy systems” produced by Xillix Technologies have been directed towards lung cancer and gastrointestinal cancer detection, but are not utilizing spectral imaging.

Tissue Oxygenation

Currently, the level of oxygenation in tissue is measured using infrared and/or other modalities that are not imaging based. We expect that our OxySpect product will be developed to achieve high spatial resolution mapping of tissue oxygenation, utilizing our patented technologies, and we believe there is no current direct commercial competition for this approach.

Intellectual Property

Our policy is to protect our intellectual property by licensing or obtaining U.S. and foreign patents to protect technology, inventions and improvements important to the development of our business.  We have entered into a license agreement with Carnegie Mellon University (“Carnegie Mellon”) under which we became the exclusive worldwide licensee of certain rights for two patents issued to Carnegie Mellon: U.S. Patent No. 5,796,512 covers an optical-imaging system with an acousto-optic-tunable filter, and U.S. Patent No. 5,841,577 covers a light microscope having an acousto-optic-tunable filter.  The uses licensed to SMI include spectral imaging for all clinical medical applications, including endoscopy and dermoscopy.  In addition, SMI owns the rights to U.S. Patent No. 7,428,048 covering a non-invasive technique for the potential early detection of cancer and other abnormal tissues in the field of imaging-elastic-scattering spectroscopy.

We cannot be certain that our or our licensor’s patents will not be challenged or circumvented by competitors. Whether a patent is infringed and is valid, or whether a patent application should be granted, are all complex matters of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications or other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage.

We also rely on trade secrets and technical know-how in the manufacture and marketing of MelaSpect™. We require our employees, consultants and contractors to execute confidentiality agreements with respect to our proprietary information.

FDA Regulation

Our contemplated products, MelaSpect™, EndoSpect™, and OxySpect™ will be regulated as medical devices and will be subject to extensive regulation by the FDA and other regulatory authorities in the US.  The Food, Drug, and Cosmetic Act (“FD&C Act”) and other federal and state statutes and regulations govern the research, design, development, preclinical and clinical testing, manufacturing, safety, approval or clearance, labeling, packaging, storage, record keeping, servicing, promotion, import and export, and distribution of medical devices.

Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. will require either prior premarket notification, or 510(k) clearance, or PMA approval from the FDA.  The FDA classifies medical devices into one of three classes.  Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are subject to general controls such as labeling, premarket notification, and adherence to the FDA’s Quality System Regulation (a set of current good manufacturing practice requirements put forth by the FDA which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation and servicing of finished devices) (“QSR”).  Class II devices are subject to special controls such as performance standards, postmarket surveillance, FDA guidelines, as well as general controls.  Some Class I and Class II devices are exempted by regulation from the premarket notification, or 510(k), clearance requirement or the requirement of compliance with certain provisions of the QSR. Devices are placed in Class III, which requires approval of a PMA application, if insufficient information exists to determine that the application of general controls or special controls are sufficient to provide reasonable assurance of safety and effectiveness, or they are life-sustaining, life-supporting or implantable devices, or the FDA deems these devices to be “not substantially equivalent” either to a previously 510(k) cleared device or to a “pre-amendment” Class III device in commercial distribution before May 28, 1976, for which PMA applications have not been required.  The FDA may classify MelaSpect™, EndoSpect™, OxySpect™ as Class III devices, requiring PMA approval.

A PMA application must be supported by valid scientific evidence, which typically requires extensive data, including technical, pre-clinical, clinical, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.  A PMA application must include, among other things, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling.  A PMA application also must be accompanied by a user fee, unless exempt.  For example, the FDA does not require the submission of a user fee for a small business’ first PMA.  After a PMA application is submitted and found to be sufficiently complete, the FDA begins an in-depth review of the submitted information.  During this review period, the FDA may request additional information, or clarification of information already provided.  Also during the review period, the FDA has informed us that an advisory panel of experts from outside the FDA will be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.  In addition, the FDA generally will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

We intend to first seek premarket approval for the MelaSpect™ device.  Upon obtaining premarket approval from the FDA, we plan to commercially launch MelaSpect™ in the United States.

The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	MelaSpect™ may not be safe or effective to the FDA’s satisfaction;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device for certain indications. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed while the trials are conducted and the data acquired is submitted in an amendment to the PMA. Even with additional trials, the FDA may not approve the PMA application. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling and device specifications, materials or design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application, and may not require as extensive clinical data or the convening of an advisory panel.

Clinical trials are almost always required to support a PMA application, and are sometimes required for a 510(k) clearance.  These trials generally require submission of an application for an Investigational Device Exemption (“IDE”) to the FDA.  We are hopeful that we will not be required to file an IDE application for the MelaSpect™ clinical studies because FDA will consider the trials “Non-Significant Risk” (“NSR”) studies subject to abbreviated IDE regulations, which do not require formal IDE submission.  An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound.  The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements.  Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent form are approved by appropriate institutional review boards (“IRBs”) at the clinical trial sites. The FDA’s approval of an IDE allows clinical testing to go forward, but does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and effectiveness, even if the trial meets its intended success criteria.  All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators.

As noted above, we are hopeful that the clinical studies of MelaSpect™ will be considered by the FDA as NSR studies. Consequently, we anticipate conducting the trials under the auspices of an abbreviated IDE.  Clinical trials must further comply with the FDA’s regulations for IRB approval and for informed consent.  Required records and reports are subject to inspection by the FDA.  The results of clinical testing may be unfavorable or, even if the intended safety and effectiveness success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product.  Although we believe our clinical trial will satisfy any protocol agreement we will negotiate with the FDA, they may ultimately be determined to be inadequate to support approval of a PMA application, or 510(k) clearance.

Although we believe our clinical trial will provide favorable data to support our PMA application, upon evaluation the FDA may conclude differently.  Delays in receipt of or failure to receive FDA approval, the withdrawal of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations. Even if granted, the approvals may include significant limitations on the intended use and indications for use for which our products may be marketed.

After a device is approved or cleared and placed in commercial distribution, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures;

•	labeling regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

•
medical device reporting regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•
corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FD&C Act that may present a risk to health.

          Also, the FDA may require us to conduct post market studies or order us to establish and maintain a system for tracking our products through the chain of distribution to the patient level.  The FDA enforces regulatory requirements by conducting periodic, unannounced inspections and market surveillance.  Inspections may include the manufacturing facilities of our subcontractors.  Thus, we must continue to spend time, money, and effort to maintain compliance.

Failure to comply with applicable regulatory requirements, including those applicable to the conduct of our clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions:

•	warning letters;

•	fines and civil penalties;

•	unanticipated expenditures;

•	delays in approving or refusal to approve our applications, including supplements;

•	withdrawal of FDA approval;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

          We expect that our contract manufacturers, specification developers, and some suppliers of components will be required to manufacture our products in compliance with current Good Manufacturing Practices (“cGMP”) requirements set forth in the QSR.  The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping.  The FDA enforces the QSR through periodic unannounced inspections that may include the manufacturing facilities of our subcontractors.  We expect that our subcontractors’ manufacturing facilities will be subject to domestic and international regulatory inspection and review.  If the FDA believes any of our contract manufacturers or regulated suppliers are not in compliance with these requirements, it can shut down the manufacturing operations of our contract manufacturers, require recall of our products, refuse to approve new marketing applications, institute legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against us or our officers or other employees.  Any such action by the FDA would have a material adverse effect on our business.  We cannot assure you that we will be able to comply with all applicable FDA regulations.

Non-FDA Government Regulation

The advertising of our MelaSpect™, EndoSpect™, and OxySpect™ products will be subject to both FDA and Federal Trade Commission regulations.  In addition, the sale and marketing of the MelaSpect™, EndoSpect™, and OxySpect™ products will be subject to a complex system of federal and state laws and regulations intended to deter, detect, and respond to fraud and abuse in the healthcare system.  These laws and regulations restrict and may prohibit pricing, discounting, commissions and other commercial practices that may be typical outside of the healthcare business.  In particular, anti-kickback and self-referral laws and regulations will limit our flexibility in crafting promotional programs and other financial arrangements in connection with the sale of our products and related services, especially with respect to physicians seeking reimbursement through Medicare or Medicaid.  These federal laws include, by way of example, the following:

•
the anti-kickback statute prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs;

•
the physician self-referral prohibition, commonly referred to as the Stark Law, which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians or their immediate family members have ownership interests or with which they have certain other financial arrangements;

•	the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•
the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and

•	the Civil Monetary Penalties Law, which authorizes the US Department of Health and Human Services (“HHS”) to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both.  These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid.  Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient-specific health information.  These state laws typically impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.  Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years.  This trend is expected to continue.  Private enforcement of healthcare fraud also has increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government.  These whistleblower suits by private persons, known as qui tam relaters, may be filed by almost anyone, including physicians and their employees and patients, our employees, and even competitors.  The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), in addition to its privacy provisions, created a series of new healthcare-related crimes.

Environmental Regulation

Our research and development and clinical processes involve the handling of potentially harmful biological materials as well as hazardous materials.  We and our investigators and vendors are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we incur expenses relating to compliance with these laws and regulations.  If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions.  These expenses or this liability could have a significant negative impact on our financial condition.  We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes.  Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations.  We are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups.  Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation.  Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

International Regulation

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country from having no regulations to having a premarket notice or premarket acceptance.  The time required to obtain approval in a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.  There is a trend towards harmonization of quality system standards among the European Union, U.S., Canada and certain other industrialized countries.

The European Union, which includes most of the major countries in Europe, has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third party assessment by a “Notified Body.” This third party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. As part of the CE compliance, manufacturers are required to comply with the ISO 9000 series of standards for quality operations (an international standard for quality management requirements maintained by the International Organization for Standardization (“ISO”)). Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Outside of the European Union, regulatory approval needs to be sought on a country-by-country basis in order for us to market our products.

Product Liability and Insurance

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, our products.  We may be subject to product liability claims if our MelaSpect™, EndoSpect™, or OxySpect™ product causes, or merely appears to have caused, an injury.  Claims may be made by patients, healthcare providers or others involved with our MelaSpect™, EndoSpect™, and OxySpect™ products.  Each of our MelaSpect™, EndoSpect™, and OxySpect™ products will require FDA approval prior to commercialization in the U.S.  If the clinical studies of the MelaSpect™, EndoSpect™, or OxySpect™ products are considered by the FDA as NSR, the trials are conducted under the auspices of an abbreviated IDE.  This may reduce our domestic clinical trial liability insurance, to that required by our clinical sites.  We will place clinical trial liability insurance in certain European countries where required by statute or clinical site policy.  Although we intend to obtain general liability insurance that we believe will be adequate and anticipate obtaining adequate product liability insurance before commercialization of our MelaSpect™, EndoSpect™, and OxySpect™ products, this insurance is and will be subject to deductibles and coverage limitations.  Our anticipated product liability insurance may not be available to us in amounts and on acceptable terms, if at all, and, if available, the coverages may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business.

Employees

As of March 2010, we had one full-time employee and one part-time employee.    Currently, none of our employees is represented by a labor union and no employee is part of any collective bargaining agreement.  We believe that we have good relations with our employees.

Facilities

Since December 1, 2009 our corporate headquarters (including offices and a laboratory) are located at 250 North Robertson Boulevard, Suite 427, Beverly Hills California 90211. An officer and principal shareholder has provided us with an additional office, used since 2006, at 8591 Skyline Drive, Los Angeles California 90046.

Legal Proceedings

    We are not currently party to any material legal proceedings.  From time to time, we may be involved in various legal proceedings in the ordinary course of business.  We do not believe that any settlement or judgment regarding current or potential future legal proceedings will have a material effect on our financial position.

Risk Factors

You should carefully consider the following risk factors, as well as the other information contained in this report. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline.

Risks Relating to Our Business

We currently do not have, and may never develop, any commercialized products.

We are a development stage company and currently do not have any commercialized products or any significant source of revenue.  We have invested substantially all of our time and resources over the last two years in developing the MelaSpect™, EndoSpect™, and OxySpect™ devices.  Our MelaSpect™, EndoSpect™, and OxySpect™ products may require additional development and clinical evaluation and it will require regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue.  While we believe the clinical results we will achieve with the MelaSpect™, EndoSpect™, and OxySpect™ devices will support submission of PMAs, commercialization of each of the MelaSpect™, EndoSpect™, or OxySpect™ products remains subject to certain significant risks. Our efforts may not lead to commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals for the MelaSpect™, EndoSpect™, or OxySpect™ products, or the approved indication may be narrower than we seek;

•	any of the MelaSpect™, EndoSpect™, or OxySpect™ products may not prove to be safe and effective in clinical trials to the FDA’s satisfaction;

•
physicians may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of the MelaSpect™, EndoSpect™, or OxySpect™ products;

•	we may experience delays in our continuing development program;

•	any products that are approved by regulators may not be accepted in the marketplace by physicians or patients;

•
we may not have adequate financial or other resources to complete the continued development or to commence the commercialization of the MelaSpect™, EndoSpect™, or OxySpect™ products and we will not have adequate financial or other resources to achieve significant commercialization of the MelaSpect™, EndoSpect™, or OxySpect™ products;

•	we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

•	rapid technological change may make our technology and products obsolete.

If we are unable to obtain regulatory approval for or successfully commercialize the MelaSpect™, EndoSpect™, and OxySpect™ products, we will be unable to generate revenue.

We have not received, and may never receive, FDA approval to market any of the MelaSpect™, EndoSpect™, or OxySpect™ products.

We do not have the necessary regulatory approvals to market any of the MelaSpect™, EndoSpect™, or OxySpect™ products in the U.S. or in any foreign market.  We plan initially to launch the MelaSpect™ device, once approved, in the U.S. The regulatory approval process for each of the MelaSpect™, EndoSpect™, and OxySpect™ products in the U.S. involves, among other things, successfully completing clinical trials and obtaining PMA approval from the FDA.  The PMA process requires us to prove the safety and effectiveness of the MelaSpect™, EndoSpect™, and OxySpect™ products to the FDA’s satisfaction.  This process is expensive and uncertain, and requires detailed and comprehensive scientific and human clinical data. FDA review may take years after a PMA application is filed.  The FDA may never grant approval.  The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	any of our MelaSpect™, EndoSpect™, or OxySpect™ products may not be safe or effective to the FDA’s satisfaction;

•	the data we may obtain from our pre-clinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

While we believe that initial results for the MelaSpect™, EndoSpect™, and  OxySpect™ products will support a favorable PMA review, the FDA may not consider the data we will gather in clinical trials sufficient to support approval of a PMA  The FDA may determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or even years while the trials are conducted and the data acquired are submitted in an amendment to the PMA . The occurrence of unexpected findings in connection with any clinical trial may prevent or delay obtaining PMA approval, and may adversely affect coverage or reimbursement determinations.  If we are unable to complete our clinical trials necessary to successfully support our intended PMA applications, our ability to commercialize our MelaSpect™, EndoSpect™, and OxySpect™ products, and our business, financial condition, and results of operations would be materially adversely affected, thereby threatening our ability to continue operations. While we believe that the FDA our MelaSpect™ device will receive expedited review when submitted, there is no assurances that the expedited review will shorten the MelaSpect™ FDA approval process.  The same would be true for the EndoSpect™ and OxySpect™ devices.

If any of our devices are approved by the FDA, they may be approved only for narrow indications.

Even if approved, the MelaSpect™, EndoSpect™, or OxySpect™ devices may not be approved for the indications that are necessary or desirable for successful commercialization.  In the case of the MelaSpect™ device, our preference is to obtain a broad indication for use in assisting in the diagnosis of almost all pigmented melanomas. Approximately ten percent of pigmented melanoma lesions are nodular, a type of melanoma that is often missed by dermatologists in early stages.  If nodular melanoma lesions are not sufficiently well-represented in the MelaSpect™ database, the classifier may not differentiate nodular melanomas from non-melanomas with sufficient sensitivity and specificity. If we restrict the indications for use of the MelaSpect™ device to exclude certain melanoma lesion types, in addition to the other restrictions, then the size of the market for the MelaSpect™ device and the rate of acceptance of the MelaSpect™ device by physicians may be adversely affected.

If we wish to modify any of the MelaSpect™, EndoSpect™, or OxySpect™ products after receiving FDA approval, including changes in indications or other modifications that could affect safety and effectiveness, additional approvals could be required from the FDA, we may be required to submit extensive pre-clinical and clinical data, depending on the nature of the changes.  Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could delay the commercialization of our devices and require us to make substantial additional research, development and other expenditures. We may not obtain the necessary regulatory approvals to market the MelaSpect™, EndoSpect™, or OxySpect™ products in the U.S. or anywhere else. Any delay in, or failure to receive or maintain, approval for our MelaSpect™, EndoSpect™, or OxySpect™ products could prevent us from generating revenue or achieving profitability, and our business, financial condition, and results of operations would be materially adversely affected.

Any of our devices may not be commercially viable if we fail to obtain an adequate level of reimbursement by Medicare and other third party payers.  The markets for our products may also be limited by the indications for which its use may be reimbursed.

The availability of medical insurance coverage and reimbursement for newly approved medical devices is uncertain.  In the U.S., physicians and other healthcare providers performing biopsies for suspicious skin lesions are generally reimbursed for all or part of the cost of the diagnosis and biopsy by Medicare, Medicaid, or other third-party payers.

The commercial success of our products in both domestic and international markets will significantly depend on whether third-party coverage and reimbursement are available for services involving our MelaSpect™, EndoSpect™, and OxySpect™ products.  Medicare, Medicaid, health maintenance organizations and other third-party payers are increasingly attempting to contain healthcare costs by limiting both the scope of coverage and the level of reimbursement of new medical devices, and as a result, they may not cover or provide adequate payment for the use of our devices.  In order to obtain satisfactory reimbursement arrangements, we may have to agree to a fee or sales price lower than the fee or sales price we might otherwise charge.  Even if Medicare and other third-party payers decide to cover procedures involving our product, we cannot be certain that the reimbursement levels will be adequate.  Accordingly, even if our MelaSpect™, EndoSpect™, or OxySpect™ products or future products we develop are approved for commercial sale, unless government and other third-party payers provide adequate coverage and reimbursement for our products, some physicians may be discouraged from using them, and our sales would suffer.

    Medicare reimburses for medical devices in a variety of ways, depending on where and how the device is used. However, Medicare only provides reimbursement if the Centers for Medicare and Medicaid Services (“CMS”) determines that the device should be covered and that the use of the device is consistent with the coverage criteria. A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries), a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS through a national coverage determination. There are new statutory provisions intended to facilitate coverage determinations for new technologies, but it is unclear how these new provisions will be implemented. Coverage presupposes that the device has been cleared or approved by the FDA and further, that the coverage will be no broader than the approved intended uses of the device as approved or cleared by the FDA, but coverage can be narrower. A coverage determination may be so limited that relatively few patients will qualify for a covered use of the device. Should a very narrow coverage determination be made for our MelaSpect™, EndoSpect™, or OxySpect™ products, it may undermine the commercial viability of our MelaSpect™, EndoSpect™, or OxySpect™ products.

Obtaining a coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition, especially for a new technology, and inconsistent local determinations are possible. On average, according to an industry report, Medicare coverage determinations for medical devices lag 15 months to five years or more behind FDA approval for that device. The Medicare statutory framework is also subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare. Medicaid coverage determinations and reimbursement levels are determined on a state by state basis, because Medicaid, unlike Medicare, is administered by the states under a state plan filed with the Secretary of the U.S. Department of Health and Human Services (“HHS”). Medicaid generally reimburses at lower levels than Medicare. Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations.

The FDA may require additional clinical trials and any adverse results in such clinical trials, or difficulties in conducting such clinical trials, could have a material adverse effect on our business.

While we are undertaking the clinical trials we believe to be compliant with FDA regulations, for the MelaSpect™ PMA (and later our other products), upon evaluation of the PMA application, the FDA may require us to conduct additional clinical studies.  The occurrence of unexpected findings in connection with any initial or subsequent clinical trial required by the FDA may prevent or delay obtaining PMA approval.  In addition subsequent clinical studies would require the expenditure of additional company resources and could be a long and expensive process subject to unexpected delays. Any adverse results in such clinical trials, or difficulties in conducting such clinical trials, could have a material adverse effect on our business.

We have incurred losses for a number of years, and anticipate that we will incur continued losses for the foreseeable future.

We began operations in September 2006.  We have financed our operations primarily through founder loans and contributions and the sale of our debt and equity securities.  We have devoted substantially all of our resources to research and development relating to our MelaSpect™, EndoSpect™, or OxySpect™ devices.  As of January 31, 2010, we had an accumulated deficit of approximately $ 100,000.  Our research and development expenses will increase substantially in connection with our clinical trials and other development activities related to our MelaSpect™, EndoSpect™, or OxySpect™ devices.  If we receive PMA approval for the MelaSpect™ product from the FDA, we expect to incur significant sales, marketing expenses and manufacturing expenses which will require additional funding. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity.

We expect to operate in a highly competitive market, we may face competition from large, well-established medical device manufacturers with significant resources, and we may not be able to compete effectively.

    We do not know of any product possessing the diagnostic assistance capabilities of our MelaSpect™, EndoSpect™, or OxySpect™ products. We believe that optical imaging products designed to enhance the visualization and analysis of potential melanomas have been approved or are under development by: Electro-Opitcal Sciences, Inc.,Welch Allyn, Inc.; Heine Optotechnik; 3Gen, LLC; Derma Medical Systems, Inc.; Medical High Technologies S.p.A.; ZN Vision Technologies AG; Polartechnics, Ltd.; Astron Clinica, Ltd.; EOS, Biomips Engineering and SciBase AB. The broader market for precision optical imaging devices used for medical diagnosis is intensely competitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants.  If our products are approved for marketing, we will potentially be subject to competition from major optical imaging companies, such as: Raytheon Corporation, General Electric Co.; Siemens AG; Bayer AG; Eastman Kodak Company; Welch Allyn, Inc.; Olympus Corporation; Carl Zeiss AG Deutschland; and others, each of which manufactures and markets precision optical imaging products for the medical market, and could decide to develop or acquire a product to compete with our MelaSpect™, EndoSpect™, or OxySpect™ products. These companies enjoy numerous competitive advantages, including:

•	significantly greater name recognition;

•	established relations with healthcare professionals, customers and third-party payers;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

          As a result, we may not be able to compete effectively against these companies or their products.

Technological breakthroughs in the diagnosis or treatment of melanoma could render our products obsolete.

The precision optical imaging field is subject to rapid technological change and product innovation. Our products are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies. Companies in the medical device industry with significantly greater financial, technical, research, marketing, sales and distribution and other resources have expertise and interest in the exploitation of computer-aided diagnosis, medical imaging, and other technologies our MelaSpect™, EndoSpect™, and OxySpect™ devices utilize. Some of these companies are working on potentially competing products or therapies, including confocal microscopy (a type of scanning microscopy for 3-dimensional specimens, which produces blur-free images at various depths), various forms of spectroscopy (a study of the way molecules absorb and emit light), other imaging modalities, including molecular imaging in which tagged antibodies search for cancer cell antigens, and molecular and genetic screening tests.  Molecular-based approaches are being investigated; Dermtech is exploring Messenger RNA analysis of surface cells, for example.  Several additional approaches to detecting Melanoma have been identified.  Balter Medical (Norway) uses ‘Optical Transfer Diagnosis’ to identify Melanomas.  The technology measures how much light is absorbed in healthy versus diseased tissue to determine whether cancer is present. Raytheon Corporation, partnered with Arizona Cancer Center, utilizes satellite-based remote imaging technology in detecting skin changes that could indicate the presence of cancer.  Vanderbilt University has introduced technology called “Confocal Raman Micro-Spectroscopy.”  The technology uses a reflective laser to produce a molecular fingerprint of the underlying tissue to indicate the presence or absence of disease.  In addition, the National Institutes of Health and other supporters of cancer research are presumptively seeking ways to improve the diagnosis or treatment of melanoma by sponsoring corporate and academic research.  There can be no assurance that one or more of these companies will not succeed in developing or marketing technologies and products or services that demonstrate better safety or effectiveness, superior clinical results, greater ease of use or lower cost than our devices, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products or services prior to us.  FDA approval of a commercially viable alternative to our products produced by a competitor could significantly reduce market acceptance of our products. Any of the above competitive developments could have a material adverse effect on our business, financial condition, and results of operations.  There is no assurance that products, services, or technologies introduced prior to or subsequent to the commercialization of our products will not render our products less marketable or obsolete.

For initial or additional clinical trials required for our products by the FDA or with respect to clinical trials relating to the development of our core technology for other applications, we depend on clinical investigators and clinical sites and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

With respect to any additional clinical studies for our products which are required by the FDA or with respect to clinical trials relating to the development of our core technology for other applications, we rely on clinical investigators and clinical sites, some of which are private practices, and some of which are research university- or government-affiliated, to enroll patients in our clinical trials.  We rely on: pathologists and pathology laboratories; a contract research organization to assist in monitoring, collection of data, and ensuring FDA Good Clinical Practices (“GCP”) are observed at our sites; a consultant biostatistician; and other third parties to manage the trial and to perform related data collection and analysis.  However, we may not be able to control the amount and timing of resources that clinical sites and other third parties may devote to our clinical trials.  If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, or if the clinical sites fail to comply adequately with the clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our MelaSpect™, EndoSpect™, or OxySpect™ products or other products developed from our core technology.  Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated.  If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our MelaSpect™, EndoSpect™, or OxySpect™ products or other products developed from our core technology.

In addition to the foregoing, any initial or additional clinical studies for any of our MelaSpect™, EndoSpect™, or OxySpect™ products which are required by the FDA and any clinical trials relating to the development of our core technology for other applications may be delayed or halted, or be inadequate to support PMA approval , for numerous other reasons, including, but not limited to, the following:

•	the FDA, an Institutional Review Board (“IRB”) or other regulatory authorities place our clinical trial on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patient follow-up is not at the rate we expect;

•	IRBs and third-party clinical investigators delay or reject our trial protocol;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•
regulatory inspections of our clinical trials or manufacturing facilities, among other things, require us to undertake corrective action or suspend or terminate our clinical trials, or invalidate our clinical trials;

•	changes in governmental regulations or administrative actions; and

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

If our products are approved for reimbursement, we anticipate experiencing significant pressures on pricing.

Even if Medicare covers a device for certain uses, that does not mean that the level of reimbursement will be sufficient for commercial success.  We expect to experience pricing pressures in connection with the commercialization of our MelaSpect™, EndoSpect™, and OxySpect™ products and our future products due to efforts by private and government-funded payers to reduce or limit the growth of healthcare costs, the increasing influence of health maintenance organizations, and additional legislative proposals to reduce or limit increases in public funding for healthcare services. Private payers, including managed care payers, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon healthcare providers by private and public payers are expected to continue. Payers frequently review their coverage policies for existing and new diagnostic tools and can, sometimes without advance notice, deny or change their coverage policies. Significant limits on the scope of services covered or on reimbursement rates and fees on those services that are covered could have a material adverse effect on our ability to commercialize our MelaSpect™, EndoSpect™, and OxySpect™ products and therefore, on our liquidity and our business, financial condition, and results of operations.

          In some foreign markets, which we may seek to enter in the future, pricing and profitability of medical devices are subject to government control. In the U.S., we expect that there will continue to be federal and state proposals for similar controls.  Also, the trends toward managed healthcare in the U.S. and proposed legislation intended to control the cost of publicly funded healthcare programs could significantly influence the purchase of healthcare services and products, and may force us to reduce prices for our MelaSpect™, EndoSpect™, or OxySpect™ products or result in the exclusion of our MelaSpect™, EndoSpect™, or OxySpect™ products from reimbursement programs.

Our products may never achieve market acceptance even if we obtain regulatory approvals.

Even if we obtain regulatory approval, patients with suspicious lesions and physicians evaluating suspicious lesions may not endorse MelaSpect™ and we may encounter similar resistance relating to our other products.  Physicians tend to be slow to change their diagnostic and medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement.  Physicians may not utilize any of our products until there is long-term clinical evidence to convince them to alter their existing methods of diagnosing or evaluating suspicious lesions or other conditions addressed by our products and there are recommendations from prominent physicians that our products are effective.  We cannot predict the speed at which physicians may adopt the use of any of our our MelaSpect™, EndoSpect™, or OxySpect™ products.  If our products receive the appropriate regulatory approvals but do not achieve an adequate level of acceptance by patients, physicians and healthcare payers, we may not generate significant product revenue and we may not become profitable.  The degree of market acceptance of our products will depend on a number of factors, including:

•	perceived effectiveness of our MelaSpect™, EndoSpect™, or OxySpect™ products;

•	convenience of use;

•	cost of use of our MelaSpect™, EndoSpect™, or OxySpect™ products;

•	availability and adequacy of third-party coverage or reimbursement;

•	approved indications and product labeling;

•	publicity concerning our MelaSpect™, EndoSpect™, or OxySpect™ products or competitive products;

•	potential advantages over alternative diagnostic methodologies;

•	introduction and acceptance of competing products or technologies; and

•	extent and success of our sales, marketing and distribution efforts.

The success of our MelaSpect™ product will depend upon the acceptance by dermatologists and other physicians who perform skin examinations and treat skin disorders, including industry opinion leaders, that the diagnostic information provided by the MelaSpect™ device is medically useful and reliable.  The success of our EndoSpect™ and OxySpect™ products will be similarly dependent in their fields.

We will be subject to intense scrutiny before physicians will be comfortable incorporating our MelaSpect™, EndoSpect™, and OxySpect™ products in their diagnostic approaches.  We believe that recommendations by respected physicians will be essential for the development and successful marketing of our products; however, there can be no assurance that any such recommendations will be obtained.  To date, the medical community has had little exposure to us and our MelaSpect™ product.  We have similar limited exposure to our EndoSpect™ and OxySpect™ devices.  Because the medical community is often skeptical of new companies and new technologies, we may be unable to gain access to potential customers in order to demonstrate the operational effectiveness of our MelaSpect™, EndoSpect™, and OxySpect™ products.  Even if we gain access to potential customers, no assurance can be given that members of the dermatological, or later the general practice, medical community will perceive a need for or accept our MelaSpect™, EndoSpect™, or OxySpect™ products.  In particular, given the potentially fatal consequences of failing to detect melanoma at the early, curable stages, practitioners may remain reluctant to rely upon the MelaSpect™ device, even after we receive approval from the FDA for marketing the product.  The same hesitation may affect our EndoSpect™ and OxySpect™ products.  Any of the foregoing factors, or other currently unforeseen factors, could limit or detract from market acceptance of our MelaSpect™, EndoSpect™, or OxySpect™ products. Insufficient market acceptance of any of our MelaSpect™, EndoSpect™, or OxySpect™ products would have a material adverse effect on our business, financial condition and results of operations.

We will be unable to complete the development and commence commercialization of our MelaSpect™, EndoSpect™, or OxySpect™ products or other products without additional funding and we will not be able to achieve significant commercialization without additional funding.

Pursuant to our recent private placement of convertible notes, we raised $ 1.15 million.  Our operations have consumed substantial amounts of cash during our pre-development and development stage to date.  We currently believe that our available cash and cash equivalents will be sufficient to fund our anticipated levels of operations through the end of 2010.  However, our business or operations may change in a manner that would consume available resources more rapidly than we anticipate.  We expect to continue to spend substantial amounts on research and development.  We will need additional funds to fully develop and then commercialize our products, including our clinical trials, PMA submissions, initial manufacturing, development of a direct sales force, and future expansion of manufacturing capacity.  We expect that our cash used by operations will increase significantly in each of the next several quarters, and we will need additional funds to complete the development of each of our products including our initial product, MelaSpect™, and commence commercialization, and achieve significant commercialization of any of these products.  Any additional equity financing may be dilutive to stockholders, or may require us to grant a lender a security interest in our assets.  The amount of funding we will need will depend on many factors, including:

•	the schedule, costs, and results of clinical trials;

•	the success of our research and development efforts;

•	the costs and timing of regulatory approval;

•
reimbursement amounts for the use of our products that we are able to obtain from Medicare and third-party payers, or the amount of direct payments we are able to obtain from patients and/or physicians utilizing our products;

•	the cost of commercialization activities, including products, product marketing and building a domestic direct sales force;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other rights, including litigation costs and the results of such litigation;

•	the costs involved in defending any patent infringement actions brought against us by third parties; and

•	our ability to establish and maintain any collaborative, licensing or other arrangements, and the terms and timing of any such arrangements.

Additional financing may not be available to us when we need it, or it may not be available on favorable terms.

If we are unable to obtain adequate financing on a timely basis, we may be required to significantly curtail or cease one or more of our development and marketing programs.  We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.  We also may have to reduce marketing, customer support and other resources devoted to our products.  If we raise additional funds by issuing equity securities, our then-existing stockholders will experience ownership dilution, could experience declines in our share price and the terms of any new equity securities may have preferences over our common stock.

If we are unable to establish sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our products, our business may be harmed.

We do not have a sales organization, and have no experience as a company in the marketing and distribution of devices such as our MelaSpect™, EndoSpect™, and OxySpect™ products.  To achieve commercial success for any of our MelaSpect™, EndoSpect™, or OxySpect™ products, we must develop a sales and marketing force and enter into arrangements with others to market and sell our products. Following product approval, we currently plan to establish a small direct sales force to regionally market our products in the U.S., focused on introducing first the MelaSpect™ product at high-volume dermatologists’ offices and training their staff in its use, but we have not made any final determinations regarding the use of a particular marketing channel. We anticipate that we will need additional funds in order to fully implement this marketing plan. In addition to being expensive, developing such a sales force is time consuming and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. Qualified direct sales personnel with experience in the medical device market are in high demand, and there is no assurance that we will be able to hire or retain an effective direct sales team. Similarly, qualified, independent medical device representatives both within and outside the U.S. are in high demand, and we may not be able to build an effective network for the distribution of our product through such representatives. We have no assurance that we will be able to enter into contracts with representatives on terms acceptable or reasonable to us. Similarly, there is no assurance that we will be able to build an alternate distribution framework, should we attempt to do so.

We will need to contract with third parties in order to sell and install our products in larger markets, including non-specialist dermatologists and primary care physicians.  To the extent that we enter into arrangements with third parties to perform marketing and distribution services in the U.S., our product revenue could be lower and our costs higher than if we directly marketed our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.

We have limited manufacturing capabilities and manufacturing personnel, and if our manufacturing capabilities are insufficient to produce an adequate supply of our products, our growth could be limited and our business could be harmed.

    We have no experience in manufacturing medical devices for commercial distribution. We currently have limited resources, facilities and experience to commercially manufacture initially the MelaSpect™ product.  In order to produce the devices in the quantities we anticipate to meet market demand, we will need to increase our third-party manufacturing capacity. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, problems with production yields, and quality control and assurance. Developing commercial-scale manufacturing facilities that meet FDA requirements would require the investment of substantial additional funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience.

We expect to outsource any material production to contract manufacturers. Any difficulties in the ability of third-party manufacturers to supply devices of the quality, at the times, and in the quantities we need, could have a material adverse effect on our business, financial condition, and results of operations. Similarly, when we enter into contracts for the third-party manufacture of our devices, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving product yields, controlling and anticipating product costs, quality control and assurance, component supply, and shortages of qualified personnel. We cannot provide any assurance that the third-party contract manufacturers with whom we develop relationships will have or sustain the ability to produce the quantities of our products needed for development or commercial sales, or will be willing to do so at prices that allow our products to compete successfully in the market.

  Assuming that the MelaSpect™ device receives regulatory approval, if we are unable to manufacture or obtain a sufficient supply of product, maintain control over expenses, or otherwise adapt to anticipated growth, or if we underestimate growth, we may not have the capability to satisfy market demand, and our business will suffer. Additionally, if the MelaSpect™ device receives regulatory approval and we then need to make manufacturing changes, we may need to obtain additional approval for these changes.

Each of the MelaSpect™, EndoSpect™, and OxySpect™ products is complex and may contain undetected design defects and errors when first introduced, or errors that may be introduced when enhancements are released. Such defects and errors may occur despite our testing, and may not be discovered until after our devices have been shipped to and used by our customers. The existence of these defects and errors could result in costly repairs, returns of devices, diversion of development resources and damage to our reputation in the marketplace. Any of these conditions could have a material adverse impact on our business, financial condition and results of operations. In addition, when we contract with third-party manufacturers for the production of our products, these manufacturers may inadvertently produce devices that vary from devices we have produced in unpredictable ways that cause adverse consequences.

Our manufacturing operations will be dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business. We anticipate contracting for final device assembly and integration, but no contract for such services on a commercial basis has yet been procured.

Our manufacturing efforts are anticipated to rely on several vendors for critical materials.  There can be no assurance that these third parties will meet their obligations. These suppliers may also be sole-source suppliers and our contract manufacturers may also rely on sole-source suppliers to manufacture some of the components used in our products. Our manufacturers and suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to procure their raw material on time, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including:

•	suppliers may make errors in manufacturing components that could negatively impact the effectiveness or safety of our products, or cause delays in shipment of our products;

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	we may have difficulty locating and qualifying alternative suppliers for our sole-source suppliers;

•	switching components may require product redesign and submission to the FDA of a PMA supplement or possibly a separate PMA, either of which could significantly delay production;

•
our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders.

We intend to enter into a contract for commercial production of our devices once commercial specifications for the devices have been finalized, but we may not be able to enter such an agreement on mutually acceptable terms.  Failure to enter into such an agreement would require us to expand our own manufacturing facilities or obtain such services elsewhere.  Our planned reliance upon an outside provider for assembly and production services subjects us to the risk of adverse consequences from delays and defects caused by the failure of such outside supplier to meet its contractual obligations.  The failure by us or our supplier to produce a sufficient number of devices that can operate according to our specifications could delay the commercial sale of our MelaSpect™, EndoSpect™, or OxySpect™ products, and would adversely affect both our ability to successfully commercialize any such product and our business, financial condition and results of operations.

We will not be able to sell our products unless and until its design is verified and validated in accordance with current good manufacturing practices as set forth in the U.S. medical device Quality System Regulation.

We have not yet successfully completed all the steps necessary to verify and validate the design of the MelaSpect™ system that are required to be performed prior to commercialization. If we are delayed or unable to complete verification and validation successfully, we will not be able to sell the MelaSpect™ product, and we will not be able to meet our plans for the commercialization of the MelaSpect™ product.  Later discovery of previously unknown problems with the MelaSpect™ device, including manufacturing problems, or failure to comply with regulatory requirements such as the FDA QSR, may result in restrictions on the MelaSpect™ product or its manufacturing processes, withdrawal of the MelaSpect™ product  from the market, patient or physician notification, voluntary or mandatory recalls, fines, withdrawal of regulatory approvals, refusal to approve pending applications or supplements to approved applications, refusal to permit the import or export of our products, product seizures, injunctions or the imposition of civil or criminal penalties. Should any of these enforcement actions occur, our business, financial condition and results of operations could be materially and adversely affected.

Assuming that the MelaSpect™ device is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with the MelaSpect™, EndoSpect™, OxySpect™ products, it could be subject to restrictions or withdrawal from the market.

    Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continuous review and periodic inspections by the FDA and other regulatory bodies. In particular, we and our suppliers are required to comply with the QSR and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, promotion, distribution, and shipping of the MelaSpect™, EndoSpect™, or OxySpect™ products, and with record keeping practices. We also will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports and registration and listing requirements. To the extent that we contract with third parties to manufacture some of our products, our manufacturers will be required to adhere to cGMP requirements enforced by the FDA as part of QSR, or similar regulations required by regulatory agencies in other countries. The manufacturing facilities of our contract manufacturers must be inspected or must have been inspected, and must be in full compliance with cGMP requirements before approval for marketing. The FDA enforces the QSR and other regulatory requirements through unannounced inspections. We have not yet been inspected by the FDA for any of the MelaSpect™, EndoSpect™, or OxySpect™ devices and will have to complete such an inspection successfully before we ship any commercial devices.

We expect to have to retain a full-time director of quality assurance and regulatory affairs to address regulatory affairs and compliance, inspectional findings, design development, and commercial manufacturing.  If we are not successful in convincing the FDA that we are capable of addressing any concerns it might have relative to our devices, or in our efforts to address any deficiencies that might develop, we could be subject to additional FDA action of a type described below, which could negatively affect our ability to commercialize our products.  There can be no assurance that the future interpretations of legal requirements made by the FDA or other regulatory bodies with possible retroactive effect, or the adoption of new requirements or policies, will not adversely affect us. We may be slow to adapt, or may not be able to adapt, to these changes or new requirements.  Failure by us or one of our suppliers to comply with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following actions:

• warning letters;

• fines and civil penalties;

• unanticipated expenditures;

• delays in approving or refusal to approve our medical devices;

• withdrawal of approval by the FDA or other regulatory bodies;

• product recall or seizure;

• interruption of production;

• operating restrictions;

• injunctions; and

• criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer.

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies.

From time to time, legislation is introduced in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacture and marketing of a medical device. Additionally, healthcare is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including our business and our products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) CMS, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (“OIG”) which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, he Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All of the aforementioned are agencies within HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA as a medical device manufacturer, we are subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	billing for services;

•	quality of medical equipment and services;

•	confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•	false claims; and

•	labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

We must comply with complex statutes prohibiting fraud and abuse, and both we and physicians utilizing our products could be subject to significant penalties for noncompliance.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs and; the Civil Monetary Penalties Law, which authorizes HHS to impose civil penalties administratively for fraudulent or abusive acts. Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use of our MelaSpect™, EndoSpect™, or OxySpect™ products by physicians may dissuade physicians from either purchasing or using our MelaSpect™, EndoSpect™, or OxySpect™ products and could have a material adverse effect on our ability to commercialize any of our MelaSpect™, EndoSpect™, or OxySpect™ products.

The application of the privacy provisions of HIPAA is uncertain.

HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates “covered entities” (insurers, clearinghouses, and most healthcare providers) and indirectly regulates “business associates” with respect to the privacy of patients’ medical information. Certain entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information.

It is uncertain whether we would be deemed to be a covered entity under HIPAA, and it is unlikely that based on our current business model, we would be a business associate. Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of the patient information that we or our physician customers receive, store, create or transmit. If we fail to adhere to our contractual commitments, then our physician customers may be subject to civil monetary penalties, and this could adversely affect our ability to market our MelaSpect™, EndoSpect™, or OxySpect™ products. We also may be liable under state laws governing the privacy of health information.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief. Our patents may also be subject to challenge on validity grounds, and our patent applications may be rejected.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to our current or future products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Our potential competitors may assert that some aspect of the intellectual property utilized in our products infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents on which our owned or licensed intellectual property infringes. There also may be existing patents of which we are unaware that one or more components of our products’ systems may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our MelaSpect™, EndoSpect™, or OxySpect™ products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling, offering to sell or importing our products, and/or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We also may rely on our patents, patent applications and other intellectual property rights to give us a competitive advantage. Whether a patent is valid, or whether a patent application should be granted, is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications and other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

New product development in the medical device industry is both costly and labor intensive with very low success rates for successful commercialization; if we cannot successfully develop or obtain future products, our growth would be delayed.

Our long-term success is dependent, in large part, on the design, development and commercialization of our MelaSpect™, EndoSpect™, and OxySpect™ products and other new products and services in the medical device industry. The product development process is time-consuming, unpredictable and costly. There can be no assurance that we will be able to develop or acquire new products, successfully complete clinical trials, obtain the necessary regulatory clearances or approvals required from the FDA on a timely basis, or at all, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or that our MelaSpect™, EndoSpect™, or OxySpect™ products or other potential products will achieve market acceptance. In addition, changes in regulatory policy for product approval during the period of product development, and regulatory agency review of each submitted new application, may cause delays or rejections. It may be necessary for us to enter into licensing arrangements in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all. Failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition and results of operations.

We face the risk of product liability claims and may not be able to obtain or maintain adequate insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to product liability claims if any of our products causes, or merely appears to have caused, an injury or if a patient alleges that any of our products failed to provide appropriate diagnostic information on a lesion where melanoma was subsequently found to be present. Claims may be made by patients, healthcare providers or others involved with our MelaSpect™, EndoSpect™, or OxySpect™ products. Each of our products will require PMA approval prior to commercialization in the U.S. The clinical studies of our devices may be considered by the FDA as “Non-Significant Risk.”  Consequently, the trials may be conducted under the auspices of an abbreviated Investigational Device Exemption.  We therefore may only maintain limited domestic clinical trial liability insurance, as may be required by clinical sites.  We intend to obtain clinical trial liability insurance in certain European countries where required by statute or clinical site policy. Although we intend to obtain general liability insurance that we believe will be appropriate, and anticipate obtaining adequate product liability insurance before commercialization of any of our MelaSpect™, EndoSpect™, or OxySpect™ products, this insurance is and will be subject to deductibles and coverage limitations.  Our anticipated product liability insurance may not be available to us in amounts and on acceptable terms, if at all, and if available, the coverages may not be adequate to protect us against any future product liability claims.  If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage, or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

    We may be subject to claims against us even if the apparent injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to operate our devices.  If these medical personnel are not properly trained or are negligent, we may be subjected to liability. These liabilities could prevent or interfere with our product commercialization efforts.  Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers, or result in reduced acceptance of any of our devices in the market.

Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect our business.  These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business.  Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business, financial condition and results of operations.

We will be obligated to comply with Federal Communications Commission regulations for radio transmissions used by our products.

Versions of our products may rely on radio transmissions from the imaging device to a base station. Applicable requirements will restrict us to a particular band of frequencies allocated to low power radio service for transmitting data in support of specific diagnostic or therapeutic functions. Failure to comply with all applicable restrictions on the use of such frequencies, or unforeseeable difficulties with the use of such frequencies, could impede our ability to commercialize our products.

All of our operations are conducted at a single location. Any disruption at our facility could increase our expenses.

All of our operations are conducted at two adjacent buildings in Los Angeles, California.  We take precautions to safeguard our facility, including insurance, health and safety protocols, contracted off-site engineering services, and storage of computer data.  However, a natural disaster, such as a fire, flood or earthquake, could cause substantial delays in our operations, damage or cause us to incur additional expenses.  The insurance we maintain against fires, floods, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

We may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.

Our manufacturing, research and development and clinical processes do not generally involve the handling of potentially harmful biological materials or hazardous materials, but they may occasionally do so. We are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Failure to obtain and maintain regulatory approval in foreign jurisdictions will prevent us from marketing abroad.

    Following commercialization of our MelaSpect™ product in the U.S., we intend to market it internationally. Outside the U.S., we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, in addition to other risks. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. We may not obtain foreign regulatory approvals on a timely basis, if at all. Foreign regulatory agencies, as well as the FDA, periodically inspect manufacturing facilities both in the U.S. and abroad. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We have not taken any significant actions to obtain foreign regulatory approvals. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any of our products in any market on a timely basis, or at all. Our inability or failure to comply with varying foreign regulation, or the imposition of new regulations, could restrict our sale of products internationally.

Our success will depend on our ability to attract and retain our personnel.

We are highly dependent on our senior management, especially Daniel Farkas, Ph. D., our Chairman and future Chief Executive Officer.  Our success will depend on our ability to retain our current senior management and to attract and retain qualified personnel in the future, including scientists, clinicians, engineers and other highly skilled personnel.

Competition for senior management personnel, as well as scientists, clinicians, engineers, and experienced sales and marketing individuals, is intense, and we may not be able to retain our personnel. The loss of the services of members of our senior management, scientists, clinicians or engineers could prevent the implementation and completion of our objectives, including the development and introduction of our products. The loss of a member of our senior management or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason.

We expect to expand our operations and grow our research and development, product development and administrative operations. This expansion is expected to place a significant strain on our management, and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

If we fail to establish and maintain the adequacy of our internal controls, our ability to provide accurate financial statements could be impaired and any failure to maintain our internal controls could have an adverse effect on our stock price.

The Sarbanes-Oxley Act of 2002 (“SOX”), as well as rules subsequently implemented by the SEC, the Public Company Accounting Oversight Board and the NASDAQ Capital Market, have required changes in the corporate governance practices of public companies. Monitoring compliance with the existing rules and implementing changes required by new rules may increase our legal and financial compliance costs, divert management attention from operations and strategic opportunities, and make legal, accounting and administrative activities more time-consuming and costly.  We may also retain consultants experienced in SOX that assisted us in the process of instituting changes to our internal procedures to satisfy the requirements of the SOX. We have yet to evaluate our internal control systems in order to allow us to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the SOX. As a small company with limited capital and human resources, going forward we may need to divert management’s time and attention away from our business in order to ensure continued compliance with these regulatory requirements. We may require new information technologies systems, the auditing of our internal controls, and compliance training for our directors, officers and personnel. Such efforts may entail a significant expense. If we fail to establish and maintain the adequacy of our internal controls as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the SOX. Any failure to maintain the adequacy of our internal controls could have an adverse effect on timely and accurate financial reporting and the trading price of our common stock.

Risks Relating to our Common Stock

Our Common Stock is subject to “penny stock” regulations that may affect the liquidity of our Common Stock.

Our Common Stock is subject to the rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, for which current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions, definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

    In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our Common Stock if it is subject to the penny stock rules.

The public market for our Common Stock is minimal.

Our Common Stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company, such as us, or purchase or recommend the purchase of our Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our Common Stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. There can be no assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your Common Stock at or near ask prices or at all.

It is anticipated that our stock price will be volatile and the value of your shares may be subject to sudden decreases.

Our stock price is likely to be volatile.  The stock market in general and the market for medical technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  The following factors, in addition to other risk factors described in this section and general market and economic conditions, may have a significant impact on the market price of our common stock:

•	results of our research and development efforts and our clinical trials;

•	the timing of regulatory approval for our products;

•	failure of any of our products, if approved, to achieve commercial success;

•	the announcement of new products or product enhancements by us or our competitors;

•	regulatory developments in the US and foreign countries;

•	ability to manufacture our products to commercial standards;

•	developments concerning our clinical collaborators, suppliers or marketing partners;

•	changes in financial estimates or recommendations by securities analysts;

•	public concern over our products;

•	developments or disputes concerning patents or other intellectual property rights;

•	product liability claims and litigation against us or our competitors;

•	the departure of key personnel;

•	the strength of our balance sheet;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of and third-party reimbursement in the US and other countries;

•	changes in accounting principles or practices;

•	general economic, industry and market conditions; and

•	future sales of our common stock.

A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly. Whether or not meritorious, litigation brought against us could result in substantial costs and could divert the time and attention of our management. Our insurance to cover claims of this sort may not be adequate.

Your stock ownership will be diluted by our issuance of additional securities, including in connection with subsequent rounds of financing.

We will need further financing for the continued growth of our business to achieve our planned growth.  No assurance can be given as to the availability of additional financing or, if available, the terms upon which it may be obtained. Raising additional financing may result in our issuing additional securities, which could result in the dilution of your ownership percentage of us. We may also decide to issue shares in exchange for the acquisition of other companies in order to expand business operations.  The issuance of any such shares will have the effect of further diluting your ownership percentage.

We may be unable to achieve or sustain profitability or raise sufficient additional capital, which could result in a decline in our stock price.

Future operating performance is never certain, and if our operating results fall below the expectations of securities analysts or investors, the trading price of our Common Stock will likely decline. We are a company with no revenue and no commercialized products.  We will experience significant losses from operations for the foreseeable future.  Moreover, you should anticipate that operating and capital expenditures will increase significantly in future years due to continued development expenses, regulatory expenses and the expenses of commencing manufacturing and marketing of our devices.

Our ability to generate sufficient cash flow or to raise sufficient capital to fund our operating and capital expenditures depends on our ability to obtain regulatory approval of our products and to market and sell those products.  This in turn depends, among other things, on the performance of our devices and the clinical results we obtain in the PMA application process.  We may not successfully obtain regulatory approval of our products, they may not perform as anticipated and we may not be successful in commercialize our products.

There may be restrictions on your ability to resell shares of Common Stock under Rule 144.

Currently, Rule 144 under the Securities Act permits the public resale of securities under certain conditions after a six or twelve month holding period by the seller, including requirements with respect to the manner of sale, sales volume restrictions, filing requirements and a requirement that certain information about the issuer is publicly available (the “Rule 144 resale conditions”).  At the time that stockholders intend to resell their shares under Rule 144, there can be no assurances that we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or, if so, current in our reporting requirements under the Exchange Act, in order for stockholders to be eligible to rely on Rule 144 at such time. In addition to the foregoing requirements of Rule 144 under the federal securities laws, the various state securities laws may impose further restrictions on the ability of a holder to sell or transfer the shares of Common Stock.

If our directors and executive officers and their affiliates choose to act together, they may have the ability to influence all matters submitted to stockholders for approval.

Our directors, executive officers, and their affiliates in the aggregate, beneficially owned approximately 52.3% of our outstanding common stock. As a result, these stockholders, subject to any fiduciary duties owed to our other stockholders under Wyoming law, could be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our Board of Directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

Wyoming law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

Applicable provisions of the Wyoming Business Corporation Act may limit our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock.

These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following tables reflect, as of the date of this Report, the beneficial ownership of: (a) each of our directors, (b) each named executive officer, (c) each person known by us to be a beneficial holder of 5% or more of our common stock, and (d) all of our directors and executive officers as a group.

Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the principal address of each director and listed executive officer is 8591 Skyline Drive, Los Angeles, California 90046.

Name of Beneficial Owner - 5% or Greater Stockholders	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)
Iqos, LLC	7,777,347	14.86%
ABX Enterprises	3,113,211	5.95%
Sentec Capital Corp(2)	2,588,170	4.94%
Triumph Digital Media & Advertising, Inc. (2)	2,123,086	4.06%

Name of Beneficial Owner - Management and Directors	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)
Daniel L. Farkas	11,681,893	22.31%
Miriam Farkas	11,650,149	22.25%
Directors and officers as a group (3 persons) (3 persons)	23,332,042	44.56%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Report are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table will have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices, located at 250 North Robertson Boulevard, Suite 427, Beverly Hills California 90211. Percentage of ownership is based on 52,354,223 shares of Common Stock outstanding as of the date of this Report. Dr. Daniel L. Farkas and Dr. Miriam Farkas are husband and wife. Dr. Miriam Farkas has been a director of SMI since 2006.

(2) Nikolas Konstant may be deemed to be the beneficial owner of Sentec Capital Corp. and of Triumph Media & Advertising, Inc. and as a result may be deemed to own beneficially 4,711,256 shares of common stock, or approximately 8.99% of our common stock.

Directors and Executive Officers

General

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their death, resignation or removal.  Officers serve at the discretion of the board of directors.  There are no family relationships among any of our directors and executive officers.

 The following table sets forth certain biographical information with respect to our directors and executive officers:

Name	Position	Age

Daniel L. Farkas, PhD	Chairman, Director	58
Erik H. Lindsley, PhD	President, Director	38
Jacqueline Danforth	Secretary/Treasurer, Chief Financial Officer	37

Daniel L. Farkas, PhD – founder, Chairman  and Director – Dr. Farkas is Professor of Surgery and Biomedical Sciences and (since 2002) Director of the Minimally Invasive Surgical Technologies Institute at the Cedars-Sinai Medical Center in Los Angeles California, where he was Vice-chairman for Research in the Department of Surgery (2002-2009). He was trained in Theoretical Physics in Romania, and holds a Ph.D. in Biophysics/Biochemistry from the Weizmann Institute in Israel, where he received a number of honors (Yashinsky Outstanding Graduate Student Prize, EMBO and UNESCO fellowships, Aharon Katchalsky-Katzir Award). He came to the United States as a Fulbright scholar (also holding a Dr. Chaim Weizmann fellowship), conducted research at UC San Diego and Univ. of Washington, Seattle, and was also a Fulbright lecturer at UC Berkeley. Having lived in several countries, he is fluent in 5 languages. After junior faculty appointments in the US and at the Weizmann Institute, and a brief foray into the high-tech industry, he settled at Carnegie Mellon University as Associate Director and then Director of the

Center for Light Microscope Imaging and Biotechnology (1992-2002), a National Science and Technology Center that won the Smithsonian Award for Science in 1996. Additionally, in 1998 he joined the University of Pittsburgh where he was Professor Bioengineering and Pathology, Director of the BioImaging Laboratories, and held core faculty appointments in the McGowan Institute for Regenerative Medicine and the Univ. of Pittsburgh Cancer Institute. He was (1995-2005) also Associate Director of the Pittsburgh Tissue Engineering Initiative, a regional non-profit organization, recently named the National Tissue Engineering Center. He came to Cedars-Sinai as Vice-chairman for Research in the Department of Surgery (2002-2009 – position was phased out). Currently, in addition to his faculty positions there, he is Research Professor in Biomedical Engineering at the Univ. of Southern California, and Adjunct Professor of Robotics at Carnegie Mellon University. Dr. Farkas’s scientific interests center on the investigation of the living state with light, for uses in biology, biotechnology, bioengineering and medicine. Optical bioimaging and biophotonics are the main technology areas currently pursued in his labs, the application fields ranging from molecular and cellular biology to transplantation, immunology, neurosciences, cardiology and tissue engineering. This work was described in more than 150 publications in journals such as Nature, Nature Biotechnology, Applied Optics, Cancer Research, Oncogene, Medical Physics, J. Microscopy, Cytometry, J. Neurosci., Biophys. J., Stem Cells, J. Biophotonics, Tissue Engineering, Proc. of the National Acad. Sci. USA, etc. and 18 books edited, most recently Biomedical Optical Imaging (2009) w. J.G. Fujimoto, for Oxford Univ. Press, and supported by more than $50M in peer-reviewed funding. Minimally invasive surgery, the Operating Room of the Future, innovative oncology and neuroscience research, and regenerative medicine, pursued at the mesoscopic level (i.e. with microscopic resolution within the macroscopic body) constitute his current focus; in these application domains, his group’s ability to monitor events with high spatio-temporal resolution and non-invasively in vivo significantly increased relevance, in studies of 3-D tissue architecture and physiology, cancer detection and treatment, stem cell engraftment, tissue oxygenation, and cardiovascular and neurodegeneration research. Dr. Farkas has chaired twenty four international scientific meetings, including the United Engineering Foundation Conference on Advances in Optics for Biotechnology, Medicine and Surgery and the Keystone Symposium on Optical Bioimaging: Applications to Biology and Medicine. He is a member of the Executive Committee of the Biomedical Optics Society, and series editor for Methods in Bioengineering (Springer). He was Associate Editor of Cytometry and is on the Editorial Boards of Journal of Biomedical Optics, Molecular Imaging, Journal of Microscopy, oemagazine, Current Analytical Chemistry, The Open Medical Imaging Journal and the Internat. Journal on Advances in Intelligent Systems. He served on more than twenty NSF panels and NIH Study Sections, and on scientific advisory/review boards of national research centers (Stanford Univ., U. Maryland) and organizations (Deutsche Forschungsgemeinschaft, Natural Science and Engineering Council of Canada, Hong Kong Univ., Science Foundation Ireland), as well as companies. His work was recognized with the Automated Imaging Association Award for Scientific Application (1994) and the Sylvia Sorkin Greenfield Award from the American Association of Physicists in Medicine (2002). In 2008 he was elected President of IMLAS, an international interdisciplinary surgical society. Dr. Farkas also founded/co-founded a number of high-tech startups, including ChromoDynamics, Inc. (acquired by Gooch and Housego, PLC), and TissueInformatics, Inc. (acquired by Clinical Data, Inc.), and more recently PhotoNanoscopy, Inc. and EpiLumina, Inc.

Erik H. Lindsley, PhD – President and Director - Dr. Lindsley is a Research Scientist and the laboratories manager for the Minimally Invasive Surgical Technologies Institute at Cedars-Sinai. Dr. Lindsley is a biomedical engineer with 8 years of bio-imaging experience, primarily in medical devices, their development and surgical applications. Additionally, he has 10 years of professional computer programming and 3 years of telecommunication engineering experience, as well as extensive knowledge with medical endoscopes, cancer research, and augmented reality for hospital operating rooms. He has significant insight into medical instrumentation and regulations, and medical information systems, and possesses deep cross-functional experience in computer science and electrical engineering. Finally, he has direct international experience with Japanese business (and speaks Japanese fluently). After completing his Bachelor’s degree in Computer Science (8/1989-12/1994) and Master’s degree in Electrical Engineering at the Univ. of Kansas (1/1995-12/1997), he worked as a software consultant in Japan for slight more than one year (1/1998-3/1999). He then returned to the United States where he worked as the sole system administrator for a 3000+ customer Internet Service Provider (4/1999-7/2000). Returning to graduate school, Dr. Lindsley completed his doctoral studies (8/2000-8/2005) and received his PhD in Biomedical Engineering from the Univ. of Pittsburgh. Subsequently, he did post-doctoral work in the Spectral Visualization Laboratory at the Robotics Institute at Carnegie Melon Univ. (1/2005-4/2007), prior to joining the Cedars-Sinai Medical Center (5/2007).

Jacqueline Danforth, Secretary/Treasurer, Chief Financial Officer and Director- Ms. Danforth has worked over the past fourteen years for both private and publicly traded companies providing management services and corporate governance programs.  Ms. Danforth has extensive experience working with start up operations, including direct involvement with public and private corporations listed on both Canadian and US exchanges participating in all aspects of public reporting, corporate governance, corporate finance and shareholder communications.  She has worked in a broad range of industry sectors including natural resources, food services and technology, and manufacturing and has filled such roles as Vice- President, President, Chief Executive Officer and Chief Financial Officer. Ms. Danforth is currently the President and a director of FACT Corporation; acting CFO and a member of the Board of Directors of Viosolar, Inc., and acting CFO and a member of the Board of Directors of Tire Environmental International Inc., all of which companies are listed for trading on the Over-the-counter Bulletin Board.

No directors or executive officers are related to one another.

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the year ended August 31, 2009. We have no present formal plan for compensating our directors for their service in their capacity as directors, although in the future, such directors are expected to receive compensation and options to purchase shares of common stock as awarded by our board of directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than as may be indicated in the Company's Annual Report on Form 10-K for the fiscal year ended August 31,2009, as filed with the Securities and Exchange Commission on December 15, 2009, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

Corporate Governance

We are committed to having sound corporate governance principles. We believe that such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Board of Directors has 3 directors, but does not have any standing committees.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board of Directors also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors.

Director Independence

No  member of our Board of Directors, is independent under the listing standards of Nasdaq.  We have no immediate intention  of appointing any independent directors in the near future.

Executive Compensation

Executive Compensation

    The Company does not currently pay any compensation to any of its executive officers and has not paid any compensation to any of its executive officers during the last two fiscal years ended November 30, 2009 and

2008. We expect to pay Dr. Daniel Farkas an annualized salary of $267,000 commencing as about June 2010. We also intend to retain Dr. Erik Lindsley at an annual salary of $102,000 commencing March 2010.

Option/SAR Grants to Executive Officers

No Executive Officers received or exercised any stock awards, stock options or SARs during the year ended November 30, 2009, or otherwise were the beneficial owners of any stock awards, stock options or SARs at November 30, 2009.

Employment Agreements

The Company has no employment agreements but intends to enter into discussions with Dr. Farkas and Dr Lindsley about terms of such contracts before the end of March 2010 and to have these contracts in place by April 2010.

Board of Advisors

Our Advisory Board consults with management on matters relating to our research and development programs, the design and implementation of our future clinical trials, market opportunities from a clinical perspective, new technologies relevant to our objectives and development programs, and scientific and technical issues impacting our business (including acquisitions of relevant technologies, funding, and other issues). The current members of the Advisory Board are:

George Berci, M.D.  Dr. Berci is considered a true pioneer in the field of modern endoscopy.  He introduced Diagnostic and Therapeutic Laparoscopy in Gynecology, Established Modern Endourology, Diagnostic Laparoscopy in Oncology, and Intra-Operative Biliary Endoscopy in Stone Disease. He also introduced Cholangiography in the operating rooms and Operative Laryngology, as well as Outpatient Laryngoscopy.  After the opening of Cedars-Sinai Medical Center, he organized the GI endoscopy unit and started the CSMC Division of Surgical Endoscopy.  In 2002, CSMC received sponsorship ($1.5 million) for the “Dr. Berci Chair in Minimally Invasive Surgery.”  Dr. Berci’s awards include the Glisson Prize in surgery, membership of the Royal College of Surgeons Edinburgh and of the American College of Surgeons.  He is past President of the Society of GI Endoscopy Surgeons, an organization with 4,000 Board-certified Surgeons.  Dr. Berci has published 250+ papers in peer-reviewed journals, as well as 11 Books, 26 videos, and numerous lectures at national and international forums. He retired in 1992, but remained as Senior Director in Surgical Endoscopy Research at CSMC, supported by external grants.

Irving Bigio, Ph.D. received his Ph.D. in Physics from the University of Michigan in 1974.  From then until 2000 he was a scientific staff member at Los Alamos National Laboratory (New Mexico), including service as Leader of the Laser Science and Applications Program (1988-1994). He has been a Fulbright Senior Scholar at the Weizmann Institute of Science, in Israel, a Visiting Professor at the University of Copenhagen, Denmark and a Guest Fellow of Pembroke College at the University of Oxford, England.  Dr. Bigio holds a number of patents for biomedical optics instrumentation, and has received three R&D-100 Awards for the development of biomedical optical devices.  Since February 2001 he has been at Boston University, where he is Professor in the Departments of Biomedical Engineering, Electrical & Computer Engineering, Physics, and Medicine and Director of the Biomedical Optica Laboratory.  Dr. Bigio serves on several government advisory panels and on external advisory boards for companies and academic institutions.  He is a Fellow of the Optical Society of America and the American Institute of Medical and Biological Engineering, and is a member of the American Physical Society and the SPIE.  In addition to other research projects in biomedical optics, Dr. Bigio recently led a multi-institutional program under the NIH/NCI Network for Translational Research in Optical Imaging, comprising several medical research centers in the US and Europe.His research interests include medical applications of optics, lasers and spectroscopy; biomedical optics and biophotonics; applied spectroscopy, especially to biomedical problems; advanced spectroscopy for tissue diagnosis; noninvasive measurement of drug concentrations in tissue; interstitial laser thermotherapy and photodynamic therapy; computational methods for modeling optical transport in tissue; and multi-capability endoscopic and laparoscopic instruments.

    Achilles S. Demetriou, M.D., Ph.D.  Dr. Demetriou is the Chairman of the Advisory Board and is a pioneer in the development of the bioartificial liver. He is the President and Chief Operating Officer of University Hospitals and Vice Dean for Clinical Affairs at the Case Western Reserve University School of Medicine in Cleveland, OH. Prior to joining University Hospitals (in 2005), Dr. Demetriou served as Chairman of the Department of Surgery at Cedars-Sinai Medical Center, a position he had held from 1995. He also served as Director of the Liver Support Unit at Cedars-Sinai. In 1998, Dr. Demetriou was honored as the recipient of the Esther and Mark Schulman Chair in Surgery and Transplantation Medicine. Additionally, he was Professor of Surgery and Vice Chairman of the Department of Surgery at UCLA School of Medicine. Dr. Demetriou’s research projects focused on the bioartificial liver, clinical trials of liver support systems, hepatocyte transplantation biology and gene expression abnormalities in liver disease. He holds nine patents in conjunction with his liver research, including an artificial liver apparatus, an automated method for porcine hepatocyte isolation, an implanted catheter system for cell delivery and a novel gene associated with liver cirrhosis. He has written extensively, with 200 publications in peer-reviewed journals to his credit as well as 210 non-peer-reviewed, including a number of chapters on transplantation issues and clinical trials of the bioartificial liver.  Dr. Demetriou is the editor of a standard monograph “Support of the Acutely Failing Liver” and associate editor of the definitive “Textbook of Surgical Research”. He has given 165 invited lectures and presentations at universities and scientific meetings around the world.  Dr. Demetriou has served on several National Institutes of Health Study Sections and Consensus Conference panels and has been a Faculty Member of the Food and Drug Administration Training School for FDA staff.  He is a Founding Member and Councilor of the Cell Transplant Society, Founding Member of the World Association of Hepato-Biliary-Pancreatic Surgery. He served as the Secretary of the Surgical Biology Club. In 1998, he was elected into the Academy of Athens as a Corresponding Member.  Dr. Demetriou received his medical degree from Hebrew University-Hadassah Medical School in Jerusalem, Israel, and completed a surgical residency at Albert Einstein College of Medicine-Bronx Municipal Hospital Center.  He accepted a research fellowship at the Biochemical Pharmacology Laboratory of the National Institute of Arthritis, Metabolism and Digestive Diseases; earned his doctorate in biochemistry from George Washington University; and completed a surgical residency at Vanderbilt University Medical Center and Affiliated Hospitals. Among his appointments, he was a member of the Marion Bessin Liver Research Center at Albert Einstein College of Medicine, the Paul W. Sanger Chair in Surgery at Vanderbilt, and Director of the S.R. Light Surgical Research Laboratory at Vanderbilt.

Manfred Mosk, Ph.D.  Dr. Mosk is a co-founder of SMI, has served as its President from its inception in 2004 until April 2005, and continued as an advisor to the company.  He is the President of Technomedics Management & Systems, Inc., a privately held healthcare economics consulting firm, since 1994. Dr. Mosk is the co-founder and former director of Medco Research, Inc. (Medco); ImmunoCellular Therapeutics, Ltd., which is developing new peptides targeting cancer stem cells and dendritic cell-based vaccines for the active immunotherapy of several types of cancers as well as monoclonal antibodies for the treatment of ovarian, small cell lung and pancreatic cancers; OncoTx, which develops diagnostic and therapeutic drug candidates for the diagnosis and treatment of melanoma, and Cordex Pharmaceuticals (Duska Therapeutics, Inc.) which is using new formulations of ATP (adenosine 5’ triphosphate) and its derivatives for the inhibition and/or activation of certain P2 receptors for the treatment of paroxysmal supraventricular tachycardia and the diagnosis of bradycardic syncope. Dr. Mosk currently serves on the Board of Directors of The University Kidney Disease Research Associates at USC, QT Medical Technologies, Inc., and the Board of Governors of Cedars-Sinai Medical Center. He also served on the Board of Directors of UCLA’s Jonsson Cancer Center Foundation, the Institutional Review Board (IRB) of Cedars Sinai Medical Center, the California State University Foundation, and the College of Naturopathic Medicine. Dr. Mosk was an Economic Counselor for the Eastern European division of Pfizer, Inc. Under Dr. Mosk’s leadership as President and CEO of Medco, the company acquired licenses, raised funds, became a public company and developed and brought to market the first-ever approved adenosine-based drugs in the US for the treatment of paroxysmal supraventricular tachycardia (Adenocard) and in conjunction with cardiac imaging for the detection of coronary artery disease (Adenoscan).  Medco was acquired by King Pharmaceuticals in 2000. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and The California Western University, respectively, and completed the Executive Program in Pharmaceutical Sciences from the Institute of Applied Pharmaceutical Sciences in the United States. Dr. Mosk is a member of a number of professional organizations including the International Society of Stem Cell Research, The New York Academy of Sciences, The National Association of Business Economists, The American Society of Health Economists and the International Society of Pharmacoeconomics and Outcomes Research.

Certain Relationships and Related Transactions.

    Company operations since September 2006  were funded privately by Dr. Daniel L. Farkas. These expenditures were principally made to cover (a) patent expenses (of about $20,000); (b) office expenses (including a personally guaranteed one year lease that commenced on December 1, 2009, furniture and telecommunications, totaling about $23,000); (c) company maintenance expenses (mostly licenses and fees in Nevada, amounting to about $2,000) and (d) equipment and supplies (for research, amounting to about $55,000).

Description of Securities.

Common Stock

There are 750,000,000 shares of Common Stock authorized for issuance.  We do not presently have any authorized preferred stock.  As of the date of this Report, there are 52,354,223 shares of Common Stock issued and outstanding. The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of Common Stock are entitled to participate in any distributions or dividends that may be declared by the Board of Directors, subject to any preferential dividend rights of outstanding shares of our Preferred Stock. Subject to prior rights of creditors, all shares of Common Stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets. Our Common Stock has no preemptive or conversion rights or other subscription rights. Pursuant to the terms of the Merger Agreement we will effect a share dividend of 2.64 shares of Cascade Common Stock for each 1 outstanding share of Cascade Common Stock (the “Stock Dividend”). The Stock Dividend will cause the shares of common stock issued and outstand to increase from 52,354,223 to approximately 190,569,400 (after giving effect to share roundups).

Convertible Notes

Simultaneously with the closing of the Merger, we completed the private placement of $1.15  million in principal amount of our convertible notes.  The convertible notes are due and payable on December 31, 2016, and accrue interest at eight-tenths of one percent (0.8%) per year.  We may not prepay the convertible notes at any time prior to the maturity date.

The convertible notes are convertible at the option of the holder into Common Stock at an initial conversion price of $0.182 per share, subject to customary adjustments in the event of stock splits, dividends or the like.  In addition, the convertible notes are automatically converted into Common Stock on the first trading day following the date on which all of the following shall have occurred (and, as applicable, be continuing):  (i) six months shall have elapsed from the initial issuance of the convertible notes (the “Restricted Period”) and (ii) either (A) the closing price of the Common Stock on the principal exchange or inter-dealer quotation system on which it is traded shall be $.25 (after giving effect to the Stock Dividend) or greater for 22 consecutive trading days (with the earliest such testing period commencing after the end of the Restricted Period) during which period the arithmetic mean of the trading volume of shares of Common Stock shall be at least 100,000 per trading day, or (B) a transaction shall have been consummated in which not less than $15 million in aggregate amount of Common Stock shall be issued by the Borrower for consideration the fair market value of which is not less than $15 million; provided, in each case that the Common Stock so issued to the Holder may be transferred without limitation as to amount pursuant to Rule 144 or pursuant to an effective resale registration statement under the Securities Act of 1933.  After completing the Stock Dividend the conversion price on the convertible  notes will adjust from approximately $0.18 per share to $0.05 per share.

Warrants and Options

As of the date of this Report we have no outstanding options or warrants to purchase Common Stock.

Wyoming Anti-takeover Statutes

    Our Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for the Company.  Subject to certain limitations, our Board of Directors is authorized, without the action of our stockholders, to issue authorized but unissued common stock.  The existence of authorized but unissued common stock enables us to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Market For Common Equity and Related Stockholder Matters

Our Common Stock is quoted on the Over-The-Counter Bulletin Board, under the trading symbol “CSDT.OB.”  Our Common Stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent.  There can be no assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.  If such a market is developed, we cannot assure you what the market price of our Common Stock will be in the future.  You are encouraged to obtain current market quotations for our Common Stock and to review carefully the other information contained in this Report or incorporated by reference into this Report.

We have never declared or paid cash dividends on our capital stock, and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. We have recently declared a stock dividend on our shares as described above in "Common Stock." The Stock Dividend will cause the shares of common stock issued and outstand to increase from 52,354,223 to approximately 190,569,400 (after giving effect to share roundups).

Changes in and Disagreements with Accountants

Not applicable.

Defaults upon Senior Securities

We do not have any senior securities as of the date of this Report other than the newly issued convertible notes, which are not in default.

Indemnification of Directors and Officers

Section 852 of the Wyoming Business Corporation Act, or WBCA, provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 851 of the WBCA permits us to indemnify our directors because the individual is a director against liability incurred in the proceeding if: (i) (A) the director conducted himself in good faith; and (B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or (ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 202(b)(v) of the WBCA.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of clause (i)(B) above.

Unless ordered by a court under section 854(a)(iii) of the WBCA, a corporation may not indemnify a director under section 851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director’s capacity.

Section 853 of the WBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the board of directors if he delivers to the corporation: (i) a written affirmation of his good faith belief that the standard of conduct described in section 851 of the WBCA has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by section 202(b)(iv) of the WBCA; and (ii) his written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under section 852 of the WBCA and it is ultimately determined under section 854 of the WBCA or section 855 of the WBCA that he has not met the standard of conduct described in section 851 of the WBCA.  The undertaking required by clause (ii) above shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

Authorizations under section 853 shall be made: (i) by the board of directors: (A) if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote; or (B) if there are fewer than two qualified directors, by the vote necessary for action by the board in accordance with section 824(c) of the WBCA, in which authorization directors who are not qualified directors may participate; or (ii) by the shareholders, but shares owned by or voted under the control of a director who at the time is not a qualified director may not be voted on the authorization.

An officer of a corporation who is not a director is entitled to mandatory indemnification under section 852 of the WBCA.

Section 856 of the WBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) to the same extent as a director; and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: (I) receipt by the officer of a financial benefit to which he is not entitled; (II) an intentional infliction of harm on the corporation or the shareholders; or (III) an intentional violation of criminal law.  A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.  The provisions of clause (ii) above shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

An officer of a corporation who is not a director is may apply to a court under section 854 of the WBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

We intend to enter into indemnification agreements with each of our officers and directors providing for indemnification to the maximum extent permitted under Wyoming law.

Item 3.02 – Unregistered Sales of Equity Securities

Convertible Notes

In March  2010, SMI completed the placement of a series of convertible promissory notes in the aggregate principal amount of $1.15 million, each bearing interest at the rate of at eight-tenths of one percent (0.8%) per year and due and payable on December 31, 2016.  The convertible notes were issued to10 accredited investors. The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Merger Agreement

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into SMI, with SMI being the surviving entity.  As a result of the Merger, SMI became our wholly-owned subsidiary.  Upon the closing of the Merger, each of SMI Shares issued and outstanding were converted automatically into the right to receive a number of shares of Common Stock, no par value, equal to 31,744.274 shares of Common Stock for each outstanding SMI Share, or up to an aggregate of 31,744,274 shares of Common Stock, subject to the rights of the former stockholders of SMI to exercise and perfect their dissenters’ rights under applicable provisions of Nevada law to accept cash in lieu of shares of Common Stock. The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Following the completion of the transactions contemplated by the Merger Agreement, there were 52,354,223 shares of Common Stock issued and outstanding (subject to the rights of the former members of SMI to exercise and perfect their dissenters’ rights under applicable provisions of Nevada law).  Of the 31,744.274 shares of Common Stock issued under the Merger Agreement, management believes that none of the four former holders of SMI shares will elect to exercise dissenters’ rights under Nevada law.

Item 5.02 - Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 15, 2010, upon effectiveness of the Merger described in Item 2.01 which is incorporated by reference in this item, Rick Walchuk resigned as a director. Dr. Daniel Farkas became Chairman and a director following hat resignation.

Item 7.01 - Regulation FD Disclosure

On March 18,  2010, we issued a press release regarding the effectiveness of the Merger, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 - Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired

To be filed by amendment within 71 days of the due date of this Report.

(b)           Pro forma financial information

To be filed by amendment within 71 days of the due date of this Report.

 (c)           Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among Cascade Technologies Corp, a Wyoming corporation, and Spectral Molecular Imaging, Inc., a Nevada corporation, and SMI Merger Sub, a Nevada corporation. and a wholly-owned subsidiary of Cascade, dated as of March 12, 2010
Filed herewith

4.1	Form of Securities Purchase Agreement	Filed herewith

4.2	Form of Convertible Note	Filed herewith

99.1	Press Release, issued on March 18, 2010	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cascade Technologies Corp.

Dated: March 23, 2010	By:	/s/ Erik Lindsley
Erik Lindsley
President